As filed with the Securities and Exchange Commission on October 3, 2008

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6200	36-4128138
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

120 Broadway, 27th Floor
New York, NY 10271
(212) 417-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Goldwasser
Chairman and Chief Executive Officer
120 Broadway, 27th Floor
New York, New York 10271
(212) 417-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Mitchell C. Littman, Esq.
Littman Krooks LLP
655 Third Avenue
New York, New York 10017
(212) 490-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.02 per share	12,716,185	$0.675	$8,583,425	$479

(1)
Includes: (i) 3,257,811 shares of common stock held by the selling stockholders named within; (ii) 4,004,000 shares of common stock issuable upon conversion of our Series A Preferred Stock by certain selling stockholders named within, including shares of common stock issuable upon conversion of additional shares of our Series A Preferred Stock which may be issued to the holders thereof in the future in the form of PIK dividends; (iii) 3,475,000 shares of common stock issuable upon conversion of $6,000,000 principal amount and accrued interest of our 10% Convertible Promissory Notes by certain selling stockholders named within; (iv) 1,979,374 shares of common stock issuable upon exercise of warrants held by certain selling stockholders named within. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of common stock registered hereby shall also include an indeterminate number of additional shares of common stock issuable upon conversion of the Series A Preferred Stock and 10% convertible promissory notes and upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions in accordance with Rule 416.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common stock on the Over-The-Counter Bulletin Board on September 29, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 3, 2008

PROSPECTUS

12,716,185 Shares

NATIONAL
HOLDINGS CORPORATION

National Holdings Corporation

Common Stock

This prospectus relates to the resale, from time to time, of up to 12,716,185 shares of our common stock which are held by certain of our stockholders named within. These shares include 3,257,811 shares of common stock held by certain selling stockholders, 4,004,000 shares of common stock issuable upon conversion of our Series A Preferred Stock by certain selling stockholders, 1,979,374 shares of common stock issuable upon exercise of warrants held by certain selling stockholders, and 3,475,000 shares of common stock issuable upon conversion of 10% convertible promissory notes held by certain selling stockholders. All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our common stock being offered in this prospectus. We will receive, however, the exercise price of the warrants upon exercise by certain selling stockholders of their warrants.

The selling stockholders may sell the shares of common stock being offered by them from time to time on the Over-the-Counter Bulletin Board, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the shares of common stock or at negotiated prices directly or through brokers or dealers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 25.

Our common stock trades on the Over-The-Counter Bulletin Board under the symbol “NHLD.OB.” On October 1, 2008, the closing price of our common stock on the Over-The-Counter Bulletin Board was $0.90.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 3, 2008

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including our financial statements incorporated by reference from our Annual Report on Form 10-K and quarterly reports on Form 10-Q. You should read “Risk Factors” beginning on page 4 for more information about important risks that you should consider before investing in our common stock.

As used in this prospectus, unless the context otherwise requires, the terms the “Company”, “National,” “we,” “our” and “us” refer to National Holdings Corporation and its consolidated subsidiaries.

General

National is a Delaware financial services corporation organized in 1996 operating through its wholly owned subsidiaries, National Securities Corporation, vFinance Investments, Inc. and EquityStation, Inc. (collectively, the “Broker Dealer Subsidiaries”). Though our Broker Dealer Subsidiaries, we conduct a national securities brokerage business through our main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington, as well as 94 other locations throughout the country and four offices outside the country. Our business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

We provide a broad range of securities brokerage and investment services to a diverse retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Our brokers primarily operate as independent contractors. An independent contractor registered representative who becomes an affiliate of one of our Broker Dealer Subsidiaries establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, equipment, stock quotation machines and general office supplies. The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for non-production.

In July 1994, National Securities formed a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM"). NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed. In March 2008, all of the issued and outstanding stock of NAM was transferred from National Securities to National.

In the third quarter of fiscal year 2006, we formed a wholly owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance"). National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities. National Insurance finalized certain requisite state registrations during the second quarter of fiscal year 2007 and commenced business operations that have been de minimus.

vFinance Lending Services, Inc, originally formed as a wholly owned subsidiary of vFinance, Inc., was established in May 2002. It is a mortgage lender focused primarily on the commercial sector, providing bridge loans and commercial mortgages through its nationwide network of lenders. Its operations to date have been de minimus.

The Offering

This prospectus relates to the offer and sale from time to time of up to 12,716,185 shares of our common stock by the Selling Stockholders. We are also registering for sale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

As of September 30, 2008, there were 16,421,538 shares outstanding. The 12,716,185 shares of our common stock being registered on behalf of the Selling Stockholders pursuant to this prospectus, including shares underlying outstanding warrants, convertible notes or shares of our Series A Preferred Stock which may be issued upon the exercise or conversion of such securities, represents approximately 49% of the total common stock outstanding on a diluted basis.

Recent Developments

In March 2008, we completed a financing transaction under which St. Cloud Capital Partners II, L.P., an institutional investor (“St. Cloud”), made a $3.0 million investment in the Company. We issued a four-year, 10% convertible senior subordinated promissory note in the principal amount of $3,000,000, initially convertible at $2.00 per share of common stock, and a five-year warrant to purchase an aggregate of 375,000 shares of common stock at an exercise price of $2.50 per share.

In June 2008, we completed a financing transaction under which St. Cloud made an additional $3.0 million investment in the Company. We issued a four-year, 10% convertible senior subordinated promissory note in the principal amount of $3,000,000 initially convertible at $1.60 per share of common stock, and a five-year warrant to purchase an aggregate of 468,750 shares of common stock at an exercise price of $2.00 per share.

Marshall S. Geller, the Senior Managing Member of SCGP II, LLC, the General Partner of St. Cloud Capital Partners II, L.P., is a member of the Board of Directors and Robert W. Lautz, Jr., a Managing Member of SCGP II, LLC, became a member of the Board of Directors of the Company simultaneous with the closing of the June 2008 financing transaction.

Effective as of 12:01 a.m. (EDT) July 1, 2008 (the “Effective Date”), we completed the merger of vFin Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub), with and into vFinance, Inc. (“vFinance”). Pursuant to the terms of the Agreement and Plan of Merger Agreement, dated November 7, 2007, as amended (the “Merger Agreement”), Merger Sub was merged with and into vFinance (the “Merger”), with vFinance the surviving corporation and a wholly owned subsidiary of the Company. Under the terms of the Merger Agreement, on the Effective Date each of the 55,635,066 shares of vFinance common stock issued and outstanding immediately prior to the Effective Date was exchanged for 0.14 shares of Company common stock, or approximately 7,788,910 shares of Company common stock. The closing price of the Company’s common stock, as quoted on the Over-the-Counter Bulletin Board, on June 30, 2008 was $1.75 per share.

Each option and warrant to purchase shares of vFinance common stock outstanding prior to the Effective Date was converted into options or warrants, as applicable, to acquire the number of shares of the Company’s Common Stock determined by multiplying (i) the number of vFinance shares of common stock underlying each outstanding vFinance stock option or warrant immediately prior to the Effective Date of the Merger by (ii) 0.14, at an exercise price per share of the Company’s Common Stock equal to (i) the exercise price per share of each stock option or warrant otherwise purchasable pursuant to the vFinance stock option divided by (ii) 0.14.

Other information

Our principal executive offices are located at 120 Broadway, 27th Floor, New York, NY 10271. Our telephone number is (212) 417-8000. Our website address is www.nationalsecurities.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the offering. If any of these risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our operating results have resulted in reporting losses.

Although National was profitable in fiscal years 2007, 2006 and 2004, it reported losses of approximately $1.2 million, $843 thousand, $3.4 million and $7.9 million in fiscal years 2005, 2003, 2002 and 2001, respectively, and $3.4 million for the nine months ended June 30, 2008. National’s losses were primarily attributable to the market slowdowns and reduced trading activity and volatility, and the cessation of National’s market making activities prior to the Merger. In addition, vFinance had sustained substantial losses in each year since its inception due to ongoing operating expenses and a lack of revenues sufficient to offset those operating expenses. For the year ended December 31, 2004, when vFinance earned a substantial profit for the first time in its history, vFinance's results amounted to net income of $2.2 million (as revised), including a $1.5 million non-cash gain on debt forgiveness. For the years ended December 31, 2007, 2006 and 2005, however, vFinance's results amounted to net losses of approximately $1.7 million, $2.2 million and $1.1 million, respectively.

There is no assurance that we will be profitable in the future. If we are unable to achieve or sustain profitability, we may need to curtail, suspend or terminate certain operations.

We may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from combining National and vFinance. The integration of National and vFinance will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, we may not achieve anticipated synergies or other benefits of the merger. National and vFinance must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter the following difficulties, costs and delays involved in integrating these operations:

•	failure to integrate National's and vFinance's businesses and operations;

•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to continue using the services of the combined company;

•	difficulties in successfully integrating the management teams and employees of National and vFinance;

•	challenges encountered in managing larger operations;

•	the loss of key employees and registered representatives;

•	failure to manage the growth and growth strategies of National and vFinance;

•	diversion of the attention of management from other ongoing business concerns;

•	potential incompatibility of technologies and systems;

•	potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and

•	potential incompatibility of business cultures.

If the combined company's operations after the merger do not meet the expectations of existing customers of National and vFinance, then these customers may cease doing business with the combined company altogether, which would harm our results of operations and financial condition.

If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, we may not realize the anticipated benefits of the merger. In particular, National is likely to realize lower earnings per share, which may have an adverse impact on National and the market price of its common stock.

The merger may result in disruption of National's and vFinance's existing businesses, distraction of their management and diversion of other resources.

The integration of National's and vFinance's businesses may divert management time and resources from the main businesses of both companies. This diversion of time and resources could cause the market price of our common stock to decrease. The new management will need to spend some of their time integrating vFinance's and National's operations. This could cause our business to suffer.

We may require additional financing.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). We have actively pursued a variety of funding sources, and have consummated certain transactions in order to address its capital requirements. We may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties and there can be no assurance that it will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if we are unable to generate adequate cash from its operations, and if it is unable to find sources of funding, such an event would have an adverse impact on our liquidity and operations.

If we are unable to pay our outstanding debt obligations when due, our operations may be materially adversely affected.

At September 30, 2008, we had total indebtedness of $7,500,000, $1,500,000 of which matures during fiscal year 2009. We cannot assure you that our operations will generate funds sufficient to repay our existing debt obligations as they come due. Our failure to repay our indebtedness and make interest payments as required by our debt obligations, could have a material adverse affect on our operations.

We are exposed to risks due to its investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which it is exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

We depend on senior employees and the loss of their services could harm our business.

We depend on the continued services of its management team, particularly Mark Goldwasser, our Chairman and Chief Executive Officer, Leonard J. Sokolow, our Vice Chairman and President, and Christopher C. Dewey, our Vice Chairman, as well as our ability to hire additional members of management, and to retain and motivate other officers and key employees. We may not be able to find an appropriate replacement for Messrs. Goldwasser, Sokolow or Dewey or any other executive officer if the need should arise. We currently maintain a $2,000,000 of life insurance policy on Mr. Goldwasser. Due to the regulated nature of some of our businesses, some of our executive officers, or other key personnel could become subject to suspensions or other limitations on the scope of their services to the Company from time to time. If we lose the services of any executive officers or other key personnel, we may not be able to manage and grow our operations effectively, enter new brokerage markets or develop new products.

Our Broker Dealer Subsidiaries are subject to various risks associated with the securities industry.

As securities broker-dealers, our Broker Dealer Subsidiaries are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if it were unable to reduce expenses at the same pace, its profit margins would erode.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

Our Broker Dealer Subsidiaries are subject to the SEC's net capital rule which requires the maintenance of minimum net capital. National Securities, vFinance Investments, and EquityStation are each required to maintain $250,000, $250,000 and $100,000 in minimum net capital, respectively. Due to their market maker status, National Securities and vFinance Investments are required to maintain a specified amount per security that they make a market in, based on the bid price of each stock. This required amount can exceed the minimum net capital requirement, and in the case of vFinance Investments, the minimum Net Capital Requirement has been $1,000,000 (the limit) in recent years. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm's net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer. Our Broker Dealer Subsidiaries may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.  In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain its present levels of business, which could have a material adverse effect on our business. In addition, we may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which it may enter. We cannot predict its future capital needs or its ability to obtain additional financing.

Our business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, each of our Broker Dealer Subsidiaries’ business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Our revenues may decline in adverse market or economic conditions.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which it participates and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues it receives from commissions and spreads. We must review customer relationships for impairment whenever events or circumstances indicate that impairment may be present, which may result in a material, non-cash write down of customer relationships. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment would have a material adverse impact on our results of operations and stockholders' equity.

Market fluctuations and volatility may reduce our revenues and profitability.

Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. We act as a market maker in publicly traded common stocks. In market making transactions, we undertake the risk of price changes or being unable to resell the common stock it holds or being unable to purchase the common stock it has sold. These risks are heightened by the illiquidity of many of the common stocks we trade and/or make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We generally maintains trading and investment positions in the equity markets. To the extent that we owns assets, i.e., have long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions in any of those markets, an upturn could expose it to potentially unlimited losses as it attempts to cover its short positions by acquiring assets in a rising market.

We may, from time to time, have a trading strategy consisting of holding a long position in one asset and a short position in another from which it expects to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we have not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Competition with other financial firms may have a negative effect on our business.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than the Company. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and do not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by the Company. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

•	effectively use new technologies;

•	adapt its services to emerging industry or regulatory standards; or

•	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Municipal Securities Rulemaking Board ("MSRB") and the National Futures Association (“NFA”). Our Broker Dealer Subsidiaries are registered broker-dealers with the SEC and member firms of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. Changes in laws or regulations or in governmental policies could cause use to change the way we conducts our business, which could adversely affect the Company.

Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We rely on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt our business.

Our Broker-Dealer Subsidiaries are introducing brokerage firms, using third party clearing brokers to process its securities transactions and maintain customer accounts. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. We depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are unilaterally terminated for any reason, we would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change. There can be no assurance that if there were a unilateral termination of its clearing agreement that we would be able to find an alternative clearing firm on acceptable terms to it or at all.

We permit our clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client's account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify the clearing brokers for losses they incur while extending credit to its clients.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management's attention to business.

Many aspects of our business involve substantial risks of liability. There is a risk of litigation and arbitration within the securities industry, including class action suits seeking substantial damages. We are subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. We may be liable for the unauthorized acts of its retail brokers if it fails to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. We carry "Errors and Omissions" insurance to protect against arbitrations; however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a particular complaint. The adverse resolution of any legal proceedings involving us and/or our subsidiaries could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We face significant competition for registered representatives.

We are dependent upon the independent contractor model for its retail brokerage business. A significant percentage of our retail registered representatives are independent contractors. We are exposed to the risk that a large group of independent contractors could leave the firm or decide to affiliate with another firm and that it will be unable to recruit suitable replacements. A loss of a large group of our independent contractors could have a material adverse impact on our ability to generate revenue in the retail brokerage business.

The precautions we take to prevent and detect employee misconduct may not be effective, and we could be exposed to unknown and unmanaged risks or losses.

We run the risk that employee misconduct could occur. Misconduct by employees could include:

•	employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

•	employees hiding unauthorized or unsuccessful activities from us; or

•	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of its business is conducted through the Internet. We could experience system failures and degradations in the future. We cannot assure you that we will be able to prevent an extended system failure if any of the following events occur:

•	human error;

•	subsystem, component, or software failure;

•	a power or telecommunications failure;

•	an earthquake, fire, or other natural disaster or act of God;

•	hacker attacks or other intentional acts of vandalism; or

•	terrorist's acts or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We do not believe that we have experienced any security breaches in the transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

Our success and ability to compete may depend in part on vFinance's intellectual property.

vFinance relies on copyright and trademark law, as well as confidentiality arrangements, to protect its intellectual property. vFinance owns the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®. vFinance currently does not have any patents. The concepts and technologies vFinance uses may not be patentable. vFinance's competitors or others may adopt product or service names similar to "vFinance.com," thereby impeding vFinance's ability to build brand identity and possibly leading to client confusion. vFinance's inability to adequately protect the name "vFinance.com" would seriously harm its business. Policing unauthorized use of vFinance's intellectual property is made especially difficult by the global nature of the Internet and the inherent difficulty in controlling the ultimate destination or security of software or other data transmitted on it.

The laws of other countries may afford vFinance little or no effective protection for its intellectual property. vFinance cannot assure you that the steps it takes will prevent misappropriation of its intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

•	enforce vFinance's intellectual property rights;

•	determine the validity and scope of the proprietary rights of others; or

•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm vFinance's business. ]

•	enforce vFinance's intellectual property rights;

•	determine the validity and scope of the proprietary rights of others; or

•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm vFinance's business.

The "National" brand may not achieve the broad recognition necessary to succeed.

We believe that broader recognition and positive perception of the "National" brand is essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in a large part on:

•	the success of our advertising and promotional efforts;

•	an increase in the number of users and page views of our subsidiaries’ website; and

•	the ability to continue to provide a website and services useful to our clients.

Risks Related to our Common Stock

Our common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

Our common stock is quoted on the OTC Bulletin Board. Traditionally, the trading volume of the common stock has been limited. For example, for the 30 trading days ending on September 30, 2008, the average daily trading volume was approximately 8,400 shares per day and on certain days there was no trading activity. During such 30-day period the closing price of the National common stock ranged from a high of $1.14 to a low of $0.70. Because of this limited trading volume, purchasers of the securities being offered hereby may not be able to sell quickly any significant number of such shares, and any attempted sale of a large number of our shares will likely have a material adverse impact on the price of our common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

The conversion or exercise of our outstanding convertible securities stock may result in dilution to our common stockholders.

Dilution of the per share value of the our common shares could result from the conversion of most or all of the currently outstanding shares of our preferred stock and from the exercise of the currently outstanding convertible securities.

Preferred Stock - We currently have 37,550 shares of Series A preferred stock outstanding, which are convertible, in total, into 3,004,000 shares of common stock.

Warrants and Options - We currently have outstanding: warrants to purchase 1,979,373 shares of common stock at exercise prices ranging from $0.79 to $16.07 per share and options to purchase 7,037,640 shares of common stock at exercise prices ranging from $1.00 to $2.57 per share.

Convertible Notes - We currently have outstanding $6,000,000 principal amount of convertible promissory notes which are convertible into an aggregate of 3,375,000 shares of common stock at conversion prices of $1.60 or $2.00 per share.

The exercise of these warrants and options, and conversion of the Series A preferred shares and convertible notes, and the sale of the underlying common stock, or even the potential of such conversion or exercise and sale, may have a depressive effect on the market price of our securities and will cause dilution to our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding convertible securities can be expected to convert or exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants. Dilution could create significant downward pressure on the trading price of our common stock if the conversion or exercise of these securities encouraged short sales. Even the mere perception of eventual sales of common shares issued on the conversion of these securities could lead to a decline in the trading price of our common stock.

The price of our common stock is volatile.

The price of our common stock has fluctuated substantially. The market price of its common stock may be highly volatile as a result of factors specific to us and the securities markets in general. Factors affecting volatility may include: variations in our annual or quarterly financial results or those of its competitors; economic conditions in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiaries or the securities industry. In addition, volatility of the market price of our common stock is further affected by its thinly traded nature.

We have restricted shares outstanding that may depress the price of our common stock.

As of September 30, 2008, of the 16,421,538 outstanding shares of our common stock, approximately 3,265,000 shares may be deemed restricted shares and, in the future, may be sold in compliance with Rule 144 under the Securities Act. Rule 144, as amended, provides that a person who is not affiliated with the Company holding restricted securities for six months may sell such shares without restriction. A person who is affiliated with us and who has held restricted securities for six months may sell such shares in brokerage transactions, subject to limitations based on the number of shares outstanding and trading volume. Such sales may have a depressive effect on the price of our common stock in the open market.

Our principal stockholders including its directors and officers control a large percentage of shares of our common stock and can significantly influence our corporate actions.

As of September 30, 2008, our executive officers, directors and/or entities that these individuals are affiliated with, owned approximately 22% of our outstanding common stock, including shares of common stock issuable upon conversion of our Series A preferred stock, and excluding stock options, warrants and convertible notes, or approximately 45% on a fully-diluted basis. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions

Because our common stock may be subject to "penny stock" rules, the market for our common stock may be limited.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. If at any time the common stock has a market price per share of less than $5.00, and we do not have net tangible assets of at least $2,000,000 or average revenue of at least $6,000,000 for the preceding three years, transactions in the common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;
•	receive the purchaser's written agreement to a transaction prior to sale;
•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and stockholders may find it more difficult to sell our securities.

There are risks associated with our common stock trading on the OTC Bulletin Board rather than on a national exchange.

There may be significant consequences associated with our common stock trading on the OTC Bulletin Board rather than a national exchange. The effects of not being able to list our common stock securities on a national exchange include:

•	limited release of the market price of our securities;
•	limited news coverage;
•	limited interest by investors in our securities;
•	volatility of our common stock price due to low trading volume;
•	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and
•	limited ability to issue additional securities or to secure additional financing.

Our board of directors can issue shares of "blank check" preferred stock without further action by our stockholders.

Our board of directors has the authority, without further action by our stockholders, to issue up to 200,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

•	dividend rights;
•	conversion rights;
•	voting rights, which may be greater or lesser than the voting rights of our common stock;
•	rights and terms of redemption;
•	liquidation preferences; and
•	sinking fund terms.

There are currently 50,000 shares of Series A preferred stock authorized, with 37,550 of such shares issued and outstanding. The issuance of additional shares of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividends and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. Other than the issuance of additional shares of our Series A preferred stock as in-kind dividends, we have no current plans to issue any additional preferred stock in the next twelve months. Although the issuance of preferred stock may be necessary in order to raise additional capital.

We will be subject to new requirements that we evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and other corporate governance initiatives that may expose certain risks.

For the year ending September 30, 2008, we will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules and regulations that require an annual management report on its internal controls over financial reporting, including, among other matters, management's assessment of the effectiveness of its internal control over financial reporting. For the year ending September 30, 2010, an attestation report by our independent registered public accounting firm regarding our internal controls will also be required.

We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. Moreover, if we are unable to assert that our internal control over financial reporting is effective in any future period (or if its auditors are unable to express an opinion on the effectiveness of its internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which may have an a material adverse effect on our business.

Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal controls over financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on its operations. The applicability of the Sarbanes-Oxley Act could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our boards of directors, or to serve as executive officers.

We do not expect to pay any dividends on our common stock in the foreseeable future.

We do not anticipate that it will pay any dividends to holders of our common stock in the foreseeable future. Other than dividends paid on its Series A preferred stock, we expect to retain all future earnings, if any, for investment in its business. In addition, our Certificates of Designation setting forth the relative rights and preferences of its Series A preferred stock, as well as our outstanding convertible notes may limit our ability to pay dividends to the holders of our common stock.

RECENT DEVELOPMENTS

The following is a brief summary of the material provisions of the agreements entered into in connection with our merger with vFinance, Inc. The summary is not complete and is qualified in its entirety by reference to the agreements, which are incorporated herein by reference. We urge you to read the agreements in their entirety for a more complete description of their terms and conditions.

Merger Agreement

On November 7, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with vFinance, Inc. ("vFinance"), and vFin Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of ours.

Under the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub was merged with and into vFinance (the "Merger"), the separate corporate existence of Merger Sub ceased and vFinance continued as a surviving corporation of the Merger and as a wholly-owned subsidiary of ours.

Pursuant to the Merger Agreement, upon the closing of the Merger which occurred at 12:01 a.m. July 1, 2008 (the "Effective Date"), each share of vFinance common stock outstanding immediately prior to the closing of the Merger (other than shares held by us or vFinance or any of vFinance’s stockholders who properly exercise dissenters' rights under Delaware law) were automatically converted into the right to receive 0.14 shares of our common stock, rounded up to the nearest whole share.

Each option or warrant to purchase shares of vFinance common stock outstanding upon the Effective Date were converted into options or warrants, as the case may be, to acquire the number of shares of our common stock determined by multiplying (i) the number of shares of vFinance common stock underlying each outstanding stock option or warrant immediately prior to the effective time of the Merger by (ii) 0.14, at a price per share of our common stock equal to (i) the exercise price per share of each stock option or warrant otherwise purchasable pursuant to the stock option or warrant divided by (ii) 0.14.

On the Effective Date, our board of directors consisted of Mark Goldwasser (Chairman of the Board), Leonard J. Sokolow (Vice Chairman of the Board), Christopher C. Dewey (Vice Chairman of the Board), Charles R. Modica, Jorge A. Ortega, Marshall S. Geller and Robert W. Lautz, Jr. Messrs. Modica, Ortega, Geller and Lautz are independent directors.

Voting Agreement

Pursuant to the Merger Agreement, Mark Goldwasser, our Chairman of the board of directors, Christopher C. Dewey, a Vice Chairman of our board of directors, and Leonard J. Sokolow, the Chairman and Chief Executive Officer of vFinance (and now a Vice Chairman of our board of directors and our President), entered into an agreement (the "Director Voting Agreement") on the Effective Date to vote their shares of our common stock for the election of each other and up to three designees of Mr. Goldwasser and up to three designees of Mr. Sokolow until the earlier to occur of: (i) the Company’s merger, consolidation or reorganization whereby the holders of our voting stock own less than 50% of the voting power of the Company after such transaction, (ii) by mutual consent of the parties thereto, (iii) the date that Messrs. Goldwasser, Sokolow and Dewey own in the aggregate less than one percent of the our outstanding voting securities, (iv) upon the fifth anniversary of the Director Voting Agreement or (v) upon listing of our common stock on AMEX, the NASDAQ Capital Market or the NASDAQ Global Market.

Sokolow Employment Termination Agreement Entered into on the Effective Date

On the Effective Date, Mr. Sokolow's employment as Chairman and Chief Executive Officer of vFinance and his employment agreement with vFinance dated November 16, 2004, as amended, was terminated and vFinance’s principal office was relocated to New York City, New York. Accordingly, pursuant to the terms of Mr. Sokolow's former employment agreement with vFinance, Mr. Sokolow received a lump sum cash payment of $1,150,000 as of the Effective Date. On the Effective Date, vFinance entered into an employment termination agreement ("Termination Agreement") with Mr. Sokolow.

Notwithstanding the fact that Mr. Sokolow’s stock options to purchase shares of vFinance common stock that had not vested as of the Effective Date would have vested pursuant to his former employment agreement with vFinance, Mr. Sokolow agreed to waive such accelerated vesting. However, if: (i) Mr. Sokolow's employment is terminated by us with cause or (ii) Mr. Sokolow voluntarily resigns his employment with us, all stock options Mr. Sokolow received in exchange for his stock options pursuant to the terms of the Merger Agreement will become 100% vested and will remain exercisable by Mr. Sokolow or his beneficiaries for a period of nine months from the date of such event; provided, however, such period of nine months will not exceed the earlier of (i) the latest date upon which such options could have expired by the original terms under the circumstances or (ii) the tenth anniversary of the original date of the grant of the options.

Pursuant to the terms of the Termination Agreement, if any payments made to Mr. Sokolow, including the acceleration of the vesting of his National stock options, will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, vFinance agreed to pay Mr. Sokolow an additional amount such that the net amount retained by him, after deduction of any tax on such payment, will equal the payments received by Mr. Sokolow under the Termination Agreement.

Employment Agreements Entered into on the Effective Date

On the Effective Date, Mark Goldwasser and Leonard J. Sokolow each entered into substantially identical five-year employment agreements with us, pursuant to which Mr. Goldwasser is employed by us as Chairman and Chief Executive Officer and Mr. Sokolow is employed by us as Vice Chairman and President. Under the terms of the employment agreements, Messrs. Goldwasser and Sokolow will each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month. In addition, each of them will be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of our Compensation Committee of not less than: (i) $225,000, (ii) 5% of our fiscal year consolidated net income in excess of $4.5 million, up to 100% of the difference between their then current base salaries and $225,000 and (iii) such additional bonuses as the board of directors may determine based upon the Board's assessment of their performance in the following areas: revenue growth, new business development, investor relations, communications with the board of directors, and special projects as assigned by the board of directors.

Each employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by National by reason of the disability of the employee; (iii) a termination by National with or without cause; (iv) a termination by the employee with or without good reason; (v) upon a "Change in Control" (as defined in the employment agreements); or (vi) the non-renewal of the agreement. Upon the termination due to the death or disability of the employee, by National without cause, by the employee with good reason, (upon a "Change of Control") or upon the expiration of the employment agreement if National or the employee refuses to extend the term of the employment agreement, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee's base salary (150% in the event of termination by National without cause or by the employee with good reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to each employment agreement, on the Effective Date, each of Messrs. Goldwasser and Sokolow were granted non-qualified stock options to purchase 1,000,000 shares of National's common stock at an exercise price of $1.64 per share, which was equal to the average of the 10-day closing market price of National's common stock prior to the Effective Date. The options vested 25% upon the date of grant and become exercisable as to 25% of the shares underlying the options on the second, third and fourth anniversaries of the date of grant. The options expire seven years from the effective date of the Merger.

In accordance with the terms of the Merger Agreement, on the Effective Date, Alan B. Levin, the Chief Financial Officer of vFinance, entered into a one-year employment agreement with us, pursuant to which he is employed as the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Levin will receive an annual base salary of $180,000. In addition, he will be entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors of National based upon its assessment by the President of National of Mr. Levin's performance in the following areas: revenue, net income and revenue growth, new business development, investor relations, communications with the board of directors, and other factors including, without limitation, special projects as assigned by the Chief Executive Officer or the board of directors of National.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as “believes,” “does not believe,” “plans,” “expects,” “intends,” “estimates,” “anticipates” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under “Risk Factors” beginning on page 2. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 1,979,374 shares of common stock are exercised for cash, we would receive approximately $3,302,455 of total proceeds, before expenses, subject to any adjustment due to the anti-dilution provisions of the warrants. The selling stockholders are not obligated to exercise the warrants, and if none are exercised we will not receive any proceeds. In the event that any or all of the warrants are exercised, the proceeds will be used for general corporate purposes.

MARKET PRICE OF OUR COMMON STOCK

On March 20, 2006, our common stock commenced trading under the symbol “NHLD” on the OTCBB reflecting the Company’s name change. Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. From October 1, 2005 to March 17, 2006, National's common stock traded on the OTC Bulletin Board under the symbol "OLYD."

The following table sets forth the high and low closing sales prices for the common stock as reported on the OTC Bulletin Board for the period from October 1, 2005 to June 30, 2008.

	High	Low

Year Ended September 30, 2008
First Quarter	$2.55	$1.42
Second Quarter	2.80	1.96
Third Quarter	2.25	1.50
Fourth Quarter	1.68	0.70

Year Ended September 30, 2007
First Quarter	$1.65	$1.10
Second Quarter	1.80	1.40
Third Quarter	3.30	1.56
Fourth Quarter	2.85	1.85

Year Ended September 30, 2006
First Quarter	$1.20	$0.53
Second Quarter	1.60	0.75
Third Quarter	1.55	1.05
Fourth Quarter	1.60	1.20

The closing price of our common stock on September 30, 2008, as quoted on the OTC Bulletin Board, was $1.00 per share.

As of September 30, 2008, we are authorized to issue 50 million shares of common stock, of which 16,421,538 shares were issued and outstanding. We are also authorized to issue up to 200,000 shares of preferred stock, 50,000 of which are designated as Series A preferred stock with 37,550 of such shares issued and outstanding as of such date. We had approximately 1,000 stockholders, including stockholders holding stock in street name and trust accounts.

SELLING STOCKHOLDERS

Background

We issued shares of common stock, Series A Preferred Stock convertible into shares of common stock, Series B Preferred Stock convertible into shares of common stock, 10% convertible promissory notes convertible into shares of common stock, 11% convertible promissory notes convertible into shares of common stock and warrants exercisable into shares of common stock to certain selling stockholders in the following private transactions:

•	Private Offerings

o
In the third quarter of fiscal year 2008, we consummated a private offering of our securities to St. Cloud Capital Partners II, L.P (“St. Cloud II”) pursuant to Rule 506 of Regulation D under the Securities Act. We issued a $3,000,000 principal amount, four-year, 10% convertible promissory note, which is convertible into common stock at a price of $1.60 per share, and a five-year warrant to purchase an aggregate of 468,750 shares of common stock at an exercise price of $2.00 per share. Marshall S. Geller, the Senior Managing Member of SCGP II, LLC, the General Partner of St. Cloud II, is a member of the Board of Directors of the Company and Robert W. Lautz, Jr., a managing member of SCGP II, became a member of the Board of Directors of the Company simultaneous with the closing of the private offering. We agreed to include the shares of common stock issuable upon conversion of the 10% convertible promissory note and upon exercise of the warrant in the registration statement which this prospectus is a part.

o
In the second quarter of fiscal year 2008, we consummated a private offering of our securities to St. Cloud II pursuant to Rule 506 of Regulation D under the Securities Act. We issued a $3,000,000 principal amount, four-year, 10% convertible promissory note, which is convertible into common stock at a price of $2.00 per share, and a five-year warrant to purchase an aggregate of 375,000 shares of common stock at an exercise price of $2.50 per share. We agreed to include the shares of common stock issuable upon conversion of the 10% convertible promissory note and upon exercise of the warrant in the registration statement which this prospectus is a part.

o
In the second quarter of fiscal year 2007, we consummated a private offering of our securities to three accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. We issued 10% promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of 250,000 shares of our common stock. The Investors included Christopher C. Dewey and St. Cloud Capital Partners, L.P., a Los Angeles, California based private mezzanine investment fund formed in December 2001 that invests in debt and equity securities of lower middle market companies (“St. Cloud”). Mr. Dewey and Marshall S. Geller, the Co-Founder and Senior Managing Partner of St. Cloud, are each members of the Company’s board of directors.

o
In the second quarter of fiscal year 2006, we consummated a private offering of our securities to three accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. We issued an aggregate of 10,000 shares of our newly created Series B Preferred Stock, which was convertible into common stock at a price of $.75 per share, and $1,000,000 in principal amount of five-year, 11% convertible promissory notes, which was convertible into common stock at a price of $1.00 per share. The investors included St. Cloud. Such noteholders received five-year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.00 per share. Marshall S. Geller, the Senior Managing Member of SCGP, LLC, the General Partner of St. Cloud, became a member of the Board of Directors of the Company simultaneous with the closing of the private offering. In June 2007, we exercised the conversion option contained in our 11% convertible promissory notes and issued 1,024,413 shares of our common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest. In July 2007, we exercised the conversion option contained in our Series B preferred stock, and issued 1,333,333 shares of our common stock for the retirement of the Series B preferred stock. We agreed to include the shares of common stock issuable upon conversion of the Series B Preferred Stock and the 11% convertible promissory notes and upon exercise of the warrant in the registration statement which this prospectus is a part.

o
In the second quarter of fiscal year 2006, we consummated a private offering of our securities to an accredited investor pursuant to Rule 506 of Regulation D under the Securities Act. We issued an aggregate of 159,090 shares of our common at a price of $1.10 per share. We agreed to include the shares of common stock in the registration statement which this prospectus is a part.

o
In the first quarter of fiscal year 2003, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each unit in the private offering sold for $0.65 and consisted of one share of our common stock and one three-year warrant, which was extended in December 2005 for a fourth year, to purchase one share of our common stock at a per share price of $1.25. Net proceeds of $554,500 closed in the first quarter of fiscal year 2003, and we issued 1,016,186 shares of common stock and 1,016,186 warrants.

•
Investment Transaction. On December 28, 2001, we completed a series of transactions under which certain new investors obtained a significant ownership in us through purchasing 15,725 shares of Series A Preferred Stock for consideration of $1,572,500 ($100 per share) and by purchasing 285,000 shares of common stock from Steven A. Rothstein, our former Chairman, Chief Executive Officer and principal shareholder, and affiliates. The purchasers in the investment transaction were Triage Partners LLC (“Triage”) (of which Steven B. Sands, a former Chairman of the Company, is the manager and a member) and One Clark LLC (of which Mark Goldwasser, our Chairman and Chief Executive Officer, is the manager) who participated on a equal pro-rata basis with respect to the preferred stock purchase. The Series A Preferred Stock is convertible into common stock at a price of $1.50 per share. As part of the investment transaction, Triage purchased 285,000 shares of common stock from Mr. Rothstein and his affiliates at a price of $1.25 per share.

o
Concurrent with the investment transaction, two unrelated individual noteholders, Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship, holding $2.0 million of our debt converted one-half of the principal amount of such debt into the same class of Series A Preferred Stock that was sold in the investment transaction. In exchange for the instruments evidencing $1.0 million of the $2.0 million of the promissory notes and previously issued warrants to purchase 100,000 shares of common stock with an exercise price of $5.00 per share, each noteholder was issued 5,000 shares of Series A Preferred Stock, a warrant to purchase 50,000 shares of common stock with an exercise price of $1.75 per share and a warrant to purchase 50,000 shares of common stock with an exercise price of $5.00 per share. The exercise price of the warrants were subsequently reduced to $1.25 and all were exercised in July 2007. In January 2006, we used $1.0 million of the proceeds from the private offering consummated in the second quarter of fiscal year 2006 to prepay in full the $1.0 million of notes. We agreed to include the shares issuable upon conversion of the Series A Preferred Stock and the shares issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

•	Miscellaneous Transaction.

o
In February 2005, we issued 20,000 shares of common stock to Kelly J. Moller, 5,000 of which she still holds, in connection with an arbitration settlement. We agreed to include the shares of common stock in the registration statement which this prospectus is a part.

Table

The following table sets forth, to the best of our knowledge, the number of shares of common stock beneficially owned by each of the selling stockholders as of the date of this prospectus, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The table also sets forth the number of shares of common stock certain selling stockholders will receive upon conversion of the Series A Preferred Stock, upon conversion of the 10% convertible promissory notes and upon exercise of warrants. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership is deemed to include any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as indicated below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The information included below is based on information provided by the selling stockholders, or where the selling shareholders have failed to provide us information regarding their stock ownership, it is based on our records of shares issued in connection with certain private transactions in the years 2002 through 2008. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable.

The applicable percentages of ownership are based on an aggregate of 16,421,538 shares of common stock issued and outstanding as of the date of this prospectus. This number does not include shares of common stock issuable upon conversion of the shares of Series A Preferred Stock, shares of common stock issuable upon conversion of 10% convertible promissory notes or shares of common stock issuable upon exercise of outstanding warrants and options held by the selling stockholders.

Name	Shares Owned (1)		Shares Which May Be Acquired Upon Exercise Of Warrants		Shares Which May Be Acquired Upon Conversion of Convertible Notes (2)		Percentage of Shares Owned Before Offering (3)	Shares Offered		Shares Owned After Offering (4)		Percentage of Shares Owned After Offering (5)
Triage Partners LLC	1,055,534	(6)	0		0		6.11%	856,560	(6)	198,974		1.15%
One Clark LLC	856,480	(7)	0		0		4.96%	856,480	(7)	0		0
Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship	634,720	(8)	0		0		3.74%	634,720	(8)	0		0
Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship	646,720	(8)	0		0		3.81%	646,720	(8)	0		0
St. Cloud Capital Partners, L.P.	2,004,083	(9)	317,500	(9)	0		13.87%	2,321,583	(9)	0		0
St. Cloud Capital Partners II, L.P.	0	(10)	843,750	(10)	3,375,000	(10)	20.44%	4,218,750	(10)	0		0
Fred B. Tarter & Lois Tarter JTWROS	117,888		15,000		0		*	132,888		0		0
GKW Unified Holdings, LLC	235,775		30,000		0		1.62%	265,775		0		0
Barbara Hulse IRA	24,040		0		0		*	24,040		0		0
Christopher C. Dewey	575,674	(11)	125,000		0		4.19%	201,924		498,750	(11)	2.98%
Mark Goldwasser	749,243	(12)	0		0		4.38%	15,386		733,857	(12)	4.29%
Agricultural Benefits Assist III Inc.	40,500		0		0		*	40,500		0		0
F.N. Holdings Ltd.	30,625		0		0		*	30,625		0		0
Ralph W. Gitz	200,000		0		0		1.22%	200,000		0		0
Richard Mileham	68,750		0		0		*	68,750		0		0
Stephen Jones	25,500		0		0		*	25,500		0		0
Terrance Sayles	20,250		0		0		*	20,250		0		0
Michael J. Lane	30,000		0		0		*	30,000		0		0
Peter Rettman	0		150,000	(13)	0		*	150,000	(13)	0		0
David Jones and Karen Grace Jones, Community Property	6,000		0		0		*	6,000		0		0
Lawrence Jones	10,000		0		0		*	10,000		0		0
Kelly J. Moller	5,000		0		0		*	5,000		0		0
Bedford Oak Capital, L.P.	699,000	(14)	62,500	(14)	0		4.62%	62,500		699,000	(14)	4.24%
Bedford Oak Advisors, LLC	393,011	(15)	0		0		2.39%	159,090		233,921	(15)	1.42%
DellaCamera Capital Master Fund, Ltd.	951,742	(16)	0		0		5.73%	197,520		754,222	(16)	4.54%
Kathleen Wallman	0		56,000		0		*	56,000		0		0
Wolf, Haldenstein, Adler, Freeman & Herz, LLP	0		406		0		*	406		0		0
Strategic Growth	0		14,000		0		*	14,000		0		0
John Croce	0		994		0		*	994		0		0
Victor Konig	0		1,883		0		*	1,883		0		0
Mitch Acles	0		692		0		*	692		0		0
Brad Barnard	0		799		0		*	799		0		0
Robert Bledsoe	0		955		0		*	955		0		0
Tom Chapman	0		698		0		*	698		0		0
David Ginberg	0		2,019		0		*	2,019		0		0
Jody Giraldo	0		719		0		*	719		0		0
Peter Rajsingh	0		873		0		*	873		0		0
Dennis De Marchena	307,733		355,586		0		3.95%	355,586		307,733		1.83%
TOTAL	9,688,268		1,979,374		3,375,000		-	11,616,185		3,227,483		-

_______________
* Less than 1%

(1)
Does not include up to 1,000,000 shares of common stock which may become issuable upon the conversion of share of our Series A Preferred Stock in the event additional shares of our Series A Preferred Stock are issued in the form of PIK dividends to the holders of such shares.

(2)	Does not include up to 100,000 shares of common stock which may be issued to the holders of our Convertible Notes upon conversion of accrued interest on such notes.
(3)
Calculated based on Rule 13d-3(d)(i). In calculating this amount for each selling stockholder, we treated as outstanding the number of shares of common stock issuable upon exercise of that selling stockholder’s warrants, the number of shares of common stock issuable upon conversion of that selling stockholder’s 10% convertible promissory notes, the number of shares of common stock issuable upon conversion of that selling stockholder’s Series A Preferred Stock but we did not assume exercise of any other selling stockholder’s warrants or conversion of any other selling stockholder’s 10% convertible promissory notes or Series A Preferred Stock.

(4)	Assumes sale of all shares offered by the selling stockholder.
(5)	Calculated based on Rule 13d-3(d)(i).
(6)
Includes 856,560 shares of common stock issuable upon conversion of 10,707 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividends on the Series A Preferred Stock. Steven B. Sands, a former Chairman of the Company, and the manager and a member of Triage, has voting control over the shares.

(7)
Includes 856,480 shares of common stock issuable upon conversion of 10,706 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividends on the Series A Preferred Stock. Mark Goldwasser, our Chairman and Chief Executive Officer, and the manager of One Clark LLC, has voting control over the shares. See Footnote 12 for beneficial ownership and ownership percentages of Mr. Goldwasser.

(8)
Includes 546,720 shares of common stock issuable upon conversion of 6,834 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividends on the Series A Preferred Stock.

(9)	Marshall S. Geller, a director of the Company, is the Senior Managing Member of SCGP, LLC, the General Partner of St. Cloud Capital Partners, L.P. , and has voting control over the shares.
(10)	Marshall S. Geller, a director of the Company, is the Senior Managing Member of SCGP II, LLC, the General Partner of St. Cloud Capital Partners II, L.P., and has voting control over the shares.
(11)	Mr. Dewey is our Vice Chairman. Includes 185,000 shares of common stock issuable upon the exercise of vested stock options.
(12)
Mr. Goldwasser is our Chairman and Chief Executive Officer. Includes 670,750 shares of common stock issuable upon the exercise of vested stock options. Excludes shares of common stock beneficially owned by One Clark LLC, of which Mr. Goldwasser is the Manager, including 856,480 shares of common stock issuable upon conversion of 10,706 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividends on the Series A Preferred Stock. See Footnote 7.

(13)	Mr. Rettman served on the Company’s Board of Directors from December 2001 until March 2007.
(14)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G on February 15, 2008, and includes 62,500 shares issuable upon exercise of warrants.
(15)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G on February 15, 2008.
(16)
Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 14, 2008, and includes 197,520 shares issuable upon conversion of Series A preferred stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•     ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•     block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•     an exchange distribution in accordance with the rules of the applicable exchange;

•     privately negotiated transactions;

•     short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•     through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•     broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•     a combination of any such methods of sale; and

•     any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restrictions pursuant to Rule 144 of the Securities Act.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements present financial information from National and vFinance unaudited pro forma condensed combined statements of operations for the years ended September 30, 2007 for National and December 31, 2007 for vFinance and for the nine months ended June 30, 2008 for National and vFinance. The unaudited pro forma condensed combined statement of financial condition as of June 30, 2008 is based on the historical statements of financial condition of National and vFinance as of that date. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred on October 1, 2006 for the twelve month period and for the nine month period. The unaudited pro forma condensed combined statement of financial condition gives effect to the transaction as if it occurred on June 30, 2008.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions, which are preliminary and subject to change, as set forth in the notes to such statements and which are provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of National and vFinance included in this Form S-1 Registration Statement.

We anticipate that the Merger will provide the combined company with financial benefits that may include increased revenues due to departmental synergies, cost savings on business insurance including but not limited to general liability, errors and omissions and directors and officers liability, salaries, clearing costs, benefits, professional fees as well as other general and administrative costs. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of increased revenues due to departmental synergies, cost savings on business insurance including but not limited to general liability, errors and omissions and directors and officers liability, salaries, clearing costs, benefits, professional fees as well as other general and administrative costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

	Historical - June 30, 2008		Pro Forma
	National	vFinance	Adjustments		Combined

Assets
Cash	$5,464,000	$4,426,000	$(1,150,000)	(D)	$8,740,000
Deposits with clearing organizations	402,000	991,000	-		1,393,000
Receivables with broker-dealers and clearing organizations	3,639,000	-	-		3,639,000
Other receivables, net	534,000	135,000	-		669,000
Advances to registered representatives	4,469,000	8,000	-		4,477,000
Securities owned		-	-		-
Marketable, at market value	341,000	75,000	-		416,000
Not readily marketable, at estimated market value	-	56,000	-		56,000
Fixed assets, net	300,000	768,000	-		1,068,000
Secured demand note	500,000	-	-		500,000
Identifiable intangible assets, net	-	2,874,000	13,916,000	(A)	16,790,000
Other assets	1,144,000	857,000	(450,000)	(B)	1,551,000
Total Assets	$16,793,000	$10,190,000	$12,316,000		$39,299,000

Liabilities
Payable to broker-dealers and clearing organizations	$35,000	$239,000	$-		$274,000
Securities sold, but not yet purchased, at market	306,000	1,000	-		307,000
Accounts payable, accrued expenses and other liabilities	5,239,000	5,785,000	(1,200,000)	(B)(D)	9,824,000
Notes payable, net of debt discounts	935,000	-	-		935,000
Senior subordinated convertible promissory note, net of debt discounts	4,841,000	-	-		4,841,000
Capital lease obligations	-	481,000	-		481,000
Total Liabilities	11,356,000	6,506,000	(1,200,000)		16,662,000
Subordianted borrowings	500,000	-	-		500,000

Commitments and contingencies

Shareholders' Equity
Common stock	172,000	556,000	(400,000)	(C)	328,000
Additional paid-in capital	21,474,000	32,475,000	(15,431,000)	(C)	38,518,000
Accumulated deficit	(16,709,000)	(29,347,000)	29,347,000	(C)	(16,709,000)
Total Shareholders' Equity	4,937,000	3,684,000	13,516,000		22,137,000
Total Liabilities and Shareholders' Equity	$16,793,000	$10,190,000	$12,316,000		$39,299,000

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Twelve Months Ended(1)
	Historical		Pro Forma
	National	vFinance	Adjustments		Combined

REVENUES
Commissions	$39,237,000	$25,869,000	$-		$65,106,000
Net dealer inventory gains	15,729,000	12,707,000	-		28,436,000
Investment banking	9,097,000	5,020,000	-		14,117,000

Total commission and fee revenues	64,063,000	43,596,000	-		107,659,000

Interest and dividends	2,824,000	480,000	-		3,304,000
Transfer fees and clearing services	4,075,000	5,634,000	-		9,709,000
Other	1,857,000	943,000	-		2,800,000

	72,819,000	50,653,000	-		123,472,000
EXPENSES
Commissions and fees	52,271,000	35,734,000	-		88,005,000
Employee compensation and related expenses	7,464,000	5,979,000	1,328,000	(E)	14,771,000
Clearing fees	1,745,000	2,918,000	-		4,663,000
Communications	1,719,000	536,000	-		2,255,000
Occupancy and equipment costs	2,996,000	1,438,000	-		4,434,000
Professional fees	2,266,000	1,995,000	-		4,261,000
Amortization expense	-	828,000	2,530,000	(F)	3,358,000
Interest	531,000	85,000	516,000	(G)	1,132,000
Taxes, licenses and registration	666,000	235,000	-		901,000
Other administrative expenses	1,789,000	2,652,000	-		4,441,000

	71,447,000	52,400,000	4,374,000		128,221,000

Net income (loss)	1,372,000	(1,747,000)	(4,374,000)	(H)	(4,749,000)

Preferred stock dividends	(409,000)	-	-		(409,000)

Net income (loss) attributable to common stockholders	$963,000	$(1,747,000)	$(4,374,000)		$(5,158,000)

Net income (loss) per common share, basic	$0.16	$(0.03)	$(0.56)		$(0.37)

Weighted average common shares outstanding, basic	6,042,646	54,805,200	7,800,000		13,842,646

Net income (loss) per common share, diluted	$0.13	$(0.03)	$(0.56)		$(0.37)

Weighted average common shares outstanding, diluted	9,699,531	54,805,200	7,800,000		13,842,646

(1)
As reported in National’s audited Annual Report on Form 10-K for the year ended September 30, 2007. Derived from vFinance’s audited Annual Report on Form 10-K for the year ended December 31, 2007 and internal records.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Nine Months Ended June 30, 2008 (2)
	Historical		Pro Forma
	National	vFinance	Adjustments		Combined

REVENUES
Commissions	$34,644,000	$20,453,000	$-		$55,097,000
Net dealer inventory gains	11,035,000	8,778,000	-		19,813,000
Investment banking	1,277,000	4,473,000	-		5,750,000

Total commission and fee revenues	46,956,000	33,704,000	-		80,660,000

Interest and dividends	2,647,000	427,000	-		3,074,000
Transfer fees and clearing services	3,378,000	3,672,000	-		7,050,000
Other	2,347,000	1,053,000	-		3,400,000

	55,328,000	38,856,000	-		94,184,000
EXPENSES
Commissions and fees	43,449,000	27,796,000	-		71,245,000
Employee compensation and related expenses	6,334,000	4,965,000	1,125,000	(E)	12,424,000
Clearing fees	1,676,000	2,169,000	-		3,845,000
Communications	907,000	415,000	-		1,322,000
Occupancy and equipment costs	2,564,000	1,253,000	-		3,817,000
Professional fees	1,597,000	1,287,000	-		2,884,000
Amortization expense	-		2,518,000	(F)	2,518,000
Interest	319,000	68,000	387,000	(G)	774,000
Taxes, licenses and registration	330,000	199,000	-		529,000
Other administrative expenses	1,590,000	4,557,000	-		6,147,000

	58,766,000	42,709,000	4,030,000		105,505,000

Net loss	(3,438,000)	(3,853,000)	(4,030,000)	(H)	(11,321,000)

Preferred stock dividends	(253,000)	-	-		(253,000)

Net loss attributable to common stockholders	$(3,691,000)	$(3,853,000)	$(4,030,000)		$(11,574,000)

Net loss per common share, basic and diluted	$(0.43)	$(0.07)	$(0.52)		$(0.71)

Weighted average common shares outstanding, basic and diluted	8,611,602	55,635,066	7,800,000		16,411,602

(2)
As reported in National’s unaudited Quarterly Report on Form 10-Q for the nine months ended June 30, 2008. Derived from vFinance’s internal records for the three months ended December 31, 2007 and the three months ended June 30, 2008, combined with their unaudited Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 Purchase Accounting

The purchase price allocation is based upon a valuation of tangible and intangible assets acquired and liabilities assumed. The purchase price allocation included within this unaudited pro forma condensed combined financial information is based upon a purchase price of approximately $17.6 million, as follows:

Issuance of National common stock to vFinance stockholders
(7.8 million shares at est. $2.00 per share)(A)	$15,600,000
Fair value of National options and warrants to be issued in exchange for options
and warrants to acquire vFinance common stock(B)	1,500,000
National transaction costs	500,000

Total preliminary purchase price	$17,600,000

(A)For the purposes of the unaudited pro forma condensed combined financial statements, we have used the exchange ratio for the merger of 0.14 shares of National common stock for each share of vFinance common stock, based upon the terms of the Merger Agreement. The fair value of each share of National common stock is based on an average of the closing price of National’s common stock during the two business days preceding and the two business days subsequent to November 7, 2007, the date the Merger Agreement was signed.

(B)The merger also provides the vFinance option and warrant holders the right to receive options to acquire National common stock in exchange for their options and warrants to acquire vFinance common stock. For the purposes of the unaudited pro forma condensed combined financial statements, we have assumed that approximately 1.7 million exercisable National options will be exchanged for exercisable options and warrants to acquire approximately 12.0 million shares of vFinance common stock.

The following table represents an allocation of the total estimated consideration, based on management’s estimate of their respective fair values as of the date of the merger:

Net tangible assets acquired	$810,000
Identifiable intangible assets (avg. five year life)	16,790,000

Total consideration	$17,600,000

Note 2 Summary of Adjustments

Adjustments included in the unaudited pro forma condensed combined statements of financial condition and unaudited pro forma condensed combined statements of operations are summarized as follows:

(A)	To record the estimated $16.4 million of identifiable intangible assets acquired and to eliminate vFinance’s historical intangible assets. See Note 1.

(B)
To record $500,000 of National transaction costs, included as a component of total purchase price. These costs include, but are not limited to, fees for financial advisors, accountants and attorneys and other related costs. $450,000 of these expenses has already been incurred.

(C)
To eliminate vFinance’s historical stockholders’ equity accounts and to reflect the issuance of 7.8 million shares of National’s $0.02 par value common stock with a value of approximately $15.6 million in exchange for all common stock of vFinance, including an adjustment to additional paid-in capital to reflect the fair value of exercisable options and warrants to be issued by National in the merger in exchange for exercisable options and warrants to acquire vFinance common shares.

(D)	To reflect the $1.15 million lump sum payment to be made to Mr. Sokolow pursuant to the Termination Agreement, which was accrued by vFinance prior to the merger, and paid subsequent to the merger.

(E)
To reflect stock compensation expense in connection with the issuance of 1.0 million options to acquire National common stock to each of Messrs. Goldwasser and Sokolow in connection with the merger and the issuance of unvested options to acquire National common stock in exchange for unvested options to acquire vFinance common stock. Additionally, vFinance recorded $450,000 of stock compensation expense as a result of the accelerated vesting of options to acquire 3.6 million shares of vFinance common stock as a result of change of control provisions of certain options. No pro-forma adjustment is reflected for this amount, since the vFinance equity accounts will be eliminated. See Footnote (C).

(F)	To record amortization expense for identifiable intangible assets using an average estimated useful life of five years and to eliminate vFinance’s historical amortization expense.

(G)
To record interest expense, accretion of debt discount and amortization of deferred debt issuance costs of $516,000 and $387,000, for the twelve months ended September 30, 2007 and nine months ended June 30, 2008 respectively on $3.0 million face value senior subordinated convertible promissory note issued by National in connection with the financing.

(H)
The pro forma adjustments do not include any related income tax effects as National provides a full valuation allowance on its deferred tax assets. Additionally, the pro forma adjustments do not include fair value adjustments related to the net tangible assets acquired because vFinance net assets approximate fair value and due to existing losses.

DESCRIPTION OF OUR BUSINESS

Statements made in this report that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. For details concerning these and other risks and uncertainties, see Part I, Item 1A, “Risk Factors” of this report, as well as the Company’s other reports on Forms 10-K, 10-Q and 8-K subsequently filed with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General

National is a Delaware financial services corporation organized in 1996 operating through its wholly owned subsidiaries, National Securities Corporation, vFinance Investments, Inc. and EquityStation, Inc. (collectively, the “Broker Dealer Subsidiaries”). Though our Broker Dealer Subsidiaries, we conduct a national securities brokerage business through our main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington, as well as 94 other locations throughout the country and four offices outside the country. Our business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

The Broker Dealer Subsidiaries provide a broad range of securities brokerage and investment services to a diverse retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Our brokers operate primarily as independent contractors. An independent contractor registered representative who becomes an affiliate of a Broker Dealer Subsidiary establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, equipment, stock quotation machines and general office supplies. The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for non-production.

In July 1994, National Securities formed a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation (“NAM”). NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed. In March 2008, all of the issued and outstanding stock of NAM was transferred from National Securities to National.

In the third quarter of fiscal year 2006, the Company formed a wholly owned subsidiary, National Insurance Corporation, a Washington corporation (“National Insurance”). National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities. National Insurance finalized certain requisite state registrations during the second quarter of fiscal year 2007 and commenced business operations that have been diminimus.

vFinance Lending Services, Inc. originally formed as a wholly owned subsidiary of vFinance, Inc., was established in May 2002. It is a mortgage lender focused primarily on the commercial sector, providing bridge loans, and commercial mortgage through its nationwide network of lenders. Its operations to date have been de minimus.
Clearing Relationships

The Broker Dealer Subsidiaries having clearing arrangements with National Financial Services LLC (“NFS”), Penson Financial Services, Inc. (“Penson”), Legent Clearing LLC (“Legent”) and Fortis Securities, LLC. We believe that the overall effect of our clearing relationships has been beneficial to our cost structure, liquidity and capital resources.

Financial Information about Industry Segments

The Company realized approximately 88% of its total revenues in fiscal year 2007 from brokerage services, principal and agency transactions, and investment banking. During fiscal year 2007, brokerage services that consist of retail brokerage commissions represent 54% of total revenues, principal and agency transactions that consist of net dealer inventory gains represent 22% of total revenues, and investment banking, that consist of corporate finance commissions and fees, represent 12% of total revenues.

Brokerage Services

Our Broker Dealer Subsidiaries are each registered as a broker-dealer with the SEC and are licensed in all 50 states, the District of Columbia and Puerto Rico. The Broker Dealer Subsidiaries are also members of the FINRA, MSRB and the Securities Investor Protection Corporation ("SIPC") and vFinance Investments is also a member of NFA. Brokerage services to retail clients are provided through our sales force of investment executives at the Broker Dealer Subsidiaries.

Our goal is to meet the needs of its investment executives and their clients. To foster individual service, flexibility and efficiency and to reduce fixed costs, our investment executives primarily act as independent contractors responsible for providing their own office facilities, sales assistants, telephone and quote service, supplies and other items of overhead. Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures. In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel.

The brokerage services provided by our investment executives include execution of purchases and sales of stocks, bonds, mutual funds, annuities and various other securities for individual and institutional customers. In fiscal year 2007, stocks represent approximately 78% of our business, bonds represent approximately 12% of our business, and mutual funds and annuities make up the remaining 10% of our business. The percentage of each type of business varies over time as the investment preferences of our customers change based on market conditions.

Typically, our Broker Dealer Subsidiaries do not recommend particular securities to customers. Rather, recommendations to customers are determined by individual investment executives based upon their own research and analysis, subject to applicable FINRA customer suitability standards. Most investment executives perform fundamental (as opposed to technical) analysis. Solicitations may be by telephone, seminars or newsletters.

We generally act as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services we provides to our customers. In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by the FINRA. In order to increase revenues generated from these activities, we continuously seek to hire additional registered representatives, and work with our current registered representatives to increase their productivity.

Our registered representatives are primarily independent contractors, not salaried employees. As such, payments to these persons are based on commissions generated, and represent a variable cost rather than a fixed cost of operating our business. Commission expense represents a significant majority of our total expenses. We work to control its fixed costs in order to achieve profitability based upon our expectation of market conditions and the related level of revenues. Additionally, we require most of our registered representatives to absorb their own overhead and expenses, thereby reducing our share of the fixed costs.

Investment executives in the brokerage industry are traditionally compensated on the basis of set percentages of total commissions and mark-ups generated. Most brokerage firms bear substantially all of the costs of maintaining their sales forces, including providing office space, sales assistants, telephone service and supplies. The average commission paid to investment executives in the brokerage industry generally ranges from 30% to 50% of total commissions generated.

Since we require most of our investment executives to absorb their own overhead and expenses, we pay a higher percentage of the net commissions and mark-ups generated by our investment executives, as compared to traditional investment executives in the brokerage industry. This arrangement also reduces fixed costs and lowers the risk of operational losses for non-production. Our operations include execution of orders, processing of transactions, internal financial controls and compliance with regulatory and legal requirements.

As of August 31, 2008, we had 189 employees and 768 independent contractors. Of these totals, 651 were registered representatives. Persons who have entered into independent contractor agreements are not considered employees for purposes of determining our obligations for federal and state withholding, unemployment and social security taxes. Our independent contractor arrangements conform to accepted industry practice, and therefore, we do not believe there is a material risk of an adverse determination from the tax authorities that would have a significant effect on our ability to recruit and retain investment executives or on our current operations and financial results of operations. No employees are covered by collective bargaining agreements, and we believe our relations are good with both our employees and independent contractors.

Our business plan includes the growth of its retail and institutional brokerage business, while recognizing the volatility of the financial markets. In response to historical market fluctuations, we have periodically adjusted certain business activities, including, proprietary trading and market-making trading. We believe that consolidation within the industry is inevitable. Concerns attributable to the volatile market, and increased competition, result in a number of acquisition opportunities being introduced to us. We are focused on maximizing the profitability of its existing operations, while it continues to seek selective strategic acquisitions.

Periodic reviews of controls are conducted and administrative and operations personnel meet frequently with management to review operating conditions. Compliance and operations personnel monitor compliance with applicable laws, rules and regulations.

Principal and Agency Transactions

We buy and maintain inventories in equity securities as a "market-maker" for sale of those securities to other dealers and to our customers. We may also maintain inventories in corporate, government and municipal debt securities for sale to customers. The level of our market-making trading activities will increase or decrease depending on the relative strength or weakness of the broader markets. We make markets in over 3,500 micro and small-cap stocks. We anticipate that we will continue market-making trading activity in the future, which may include companies for which we managed or co-managed a public offering.

Our trading departments require a commitment of capital. Most principal transactions place our capital at risk. Profits and losses are dependent upon the skill of the traders, price movements, trading activity and the size of inventories. Since our trading activities occasionally may involve speculative and thinly capitalized stocks, including stabilizing the market for securities which we have underwritten, we impose position limits to reduce our potential for loss.

In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers.

In executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, we generally act as an agent and charge commissions that we believe are competitive, based on the services we provide to our customers.

Investment Banking

We provide corporate finance and investment banking services, including underwriting the sale of securities to the public and arranging for the private placement of securities with investors. Our corporate finance operations provide a broad range of financial and corporate advisory services, including mergers and acquisitions, project financing, capital structure and specific financing opportunities. We also act as an underwriter of equity securities in both initial and secondary public offerings. Corporate finance revenues will vary depending on the number of private and public offerings completed by us during a particular fiscal year.

Institutional Services

A critical element of our business strategy is to identify institutional quality investments that offer above market returns. We support that mission by providing institutional investment managers, primarily hedge fund managers, a complete array of services designed to enhance portfolio performance. Hedge funds represent the fastest growing segment of the money management market and by definition are focused on achieving positive returns for their investors while controlling risk. We offer fund managers access to advanced direct market access trading platforms, investment opportunities and independent research products that boost return on investment. Additionally, we offer fund managers the ability to reduce their transaction costs by offering them access to our trading desk for illiquid securities and automated trading systems for their liquid transactions. We have a mutually beneficial relationship with our Investment Banking Division ("IBD") as fund managers looking for investment opportunities fund IBD's corporate clients and having relationships with fund managers creates opportunities to increase the number and quality of IBD clients.

As of August 31, 2008, we employed or had contractual relationships with approximately 20 people providing institutional services, approximately ten of which provide hedge fund related services. We service approximately 200 institutional customers, of which approximately 85 are hedge funds. For the calendar year ended December 31, 2007, hedge fund related services accounted for approximately $5 million in revenue.

Internet Strategy

Our www.vfinance.com, is available to an audience of entrepreneurs, corporate executives and private and institutional investors in over 150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to our investment banking, brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 "opted in" subscribers that receive a newsletter on private funding several times a week. The website features our database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, we charge nominal fees for the use of proprietary search engines and premium services such as our business planning services.

Administration, Operations, Securities Transactions Processing and Customer Accounts

Our Broker Dealer Subsidiaries do not hold any funds or securities for customers. Instead, they use the services of clearing agents on a fully-disclosed basis. These clearing agents process all securities transactions and maintain customer accounts. Customer accounts are protected through the SIPC for up to $500,000, of which coverage for cash balances is limited to $100,000. In addition, all customer accounts carried at NFS are fully protected by an Excess Securities Bond providing protection for the account's entire net equity (both cash and securities). The services of our subsidiaries' clearing agents include billing and credit control as well as receipt, custody and delivery of securities. The clearing agents provide the operational support necessary to process, record and maintain securities transactions for our subsidiary's brokerage activities. They provide these services to our subsidiary's customers at a total cost that we believe is less than it would cost us to process such transactions on our own. The clearing agents also lend funds to our subsidiaries' customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agents maintaining collateral in the form of saleable securities, cash or cash equivalents. Our Broker Dealer Subsidiaries have agreed to indemnify the clearing brokers for losses they incur on these credit arrangements.

Competition

The Company is engaged in a highly competitive business. With respect to one or more aspects of its business, its competitors include member organizations of the New York Stock Exchange and other registered securities exchanges in the United States and Canada, and members of the FINRA. Many of these organizations have substantially greater personnel and financial resources and more sales offices than the Company. Discount brokerage firms affiliated with commercial banks provide additional competition, as well as companies that provide electronic on-line trading. In many instances, the Company is also competing directly for customer funds with investment opportunities offered by real estate, insurance, banking, and savings and loans industries.

The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

We also compete with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. For a further discussion of risks facing the Company, please see “Risk Factors.”

Government Regulation and Supervision

The securities industry and our Broker Dealer Subsidiaries businesses are subject to extensive regulation by the SEC, FINRA, NFA and state securities regulators and other governmental regulatory authorities. The principal purpose of these regulations is the protection of customers and the securities markets. The SEC is the federal agency charged with the administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the FINRA, that adopt rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. All of our Broker Dealer Subsidiaries are registered broker-dealers with the SEC and members of the FINRA. It is licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

In addition, as registered broker-dealers and members of the FINRA, our Broker Dealer Subsidiaries are subject to the SEC's Uniform Net Capital Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer's net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At August 31, 2008, National Securities’ net capital exceeded the requirement by $623,000. Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000 and EquityStation is required to maintain $100,000, and at August 31, 2008 the firms had excess net capital of $390,000 and $97,000 respectively.

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the FINRA Conduct Rules require National Securities to supervise the activities of its investment executives. As part of providing such supervision, National Securities maintains Written Supervisory Procedures and a Compliance Manual. Compliance personnel and outside auditors conduct inspections of branch offices periodically to review compliance with the Company's procedures. A registered principal provides onsite supervision at each of the Company's larger offices. The other offices (averaging two investment executives per office) are not required by FINRA rules to have a registered principal on site and are therefore supervised by registered principals of National Securities. Designated principals review customer trades to ensure compliance with the FINRA Conduct Rules including mark-up guidelines.

In November 2006, without admitting or denying the alleged violations, National Securities accepted and consented to the entry of the following findings by NASD Regulation: Pursuant to NASD Rules 2110, 3010, 6230(A), MSRB Rules G-14, G-17, the firm failed to report to trace, transactions in trace eligible securities executed on a business day during trace system hours within 30 minutes of the time of execution; the firm’s supervisory system did not provide for supervision reasonably designed to achieve compliance with applicable securities laws, regulations and NASD rules concerning trace reporting; and failed to report to the MSRB customer transaction in municipal securities within 15 minutes of the time of execution. The firm was censured and fined $30,000 in a settlement dated November 21, 2006.

In July 2007, without admitting or denying the alleged violations, National Securities accepted and consented to the entry of the following findings by NASD Regulation: Pursuant to NASD Rules 2110, 3010(A) AND (B), the firm ignored red flags that a representative was circumventing his heightened supervision plan. The firm was censured and fined $20,000 in a settlement dated July 19, 2007.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act, which governs the offer and sale of securities, and the Exchange Act, which governs, among other things, the operation of the securities markets and broker-dealers, were enacted, such acts did not contemplate the conduct of a securities business through the Internet and other online services. The recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory agencies.

Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

As our services, through our subsidiaries, are available over the Internet in multiple jurisdictions, and as we, through our subsidiaries, have numerous clients residing in these jurisdictions, these jurisdictions may claim that our subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction. While vFinance Investments and EquityStation are currently registered as broker-dealers in the jurisdictions described in this Annual Report on Form 10-K, vFinance Investments, EquityStation and our non-broker dealer subsidiaries are qualified to do business as corporations in only a few jurisdictions. Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

Intellectual Property

We own the following federally registered marks: vFinance, Inc.(R), vFinance.com, Inc.(R), AngelSearch(R), Direct2Desk(R) and Hedge Fund Accelerator(R).

Employees

At August 31, 2008, we employed the following personnel:

	(Employees)	(Independent)
Position	Salaried	Contract	TOTAL
Officers	18	0	18
Administration	97	132	229
Brokers	36	615	651
Traders	25	2	27
Investment Bankers	13	12	25
Lenders	0	7	7

TOTALS	189	768	957

None of our personnel are covered by a collective bargaining agreement. We consider our relationships with our employees to be good. Any future increase in the number of employees will depend upon the growth of our business. Our registered representatives are required to take examinations administered by FINRA and state authorities in order to qualify to transact business and are required to enter into agreements with us obligating them, among other things, to adhere to industry rules and regulations, our supervisory procedures and not to solicit customers, other employees or brokers in the event of termination.

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations, and there are no material backlogs in our business.

Research and Development and Environmental Matters

We did not incur any research and development expenses during the last three fiscal years. We do not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

Description of Properties

The Company owns no real property. Its corporate headquarters are shared with National Securities in leased space in New York, New York and Chicago, Illinois. The Company leases office space in Boca Raton, Florida, and through its subsidiaries, the Company leases office space in Chicago, New York, Seattle, Washington and Tinton Falls, New Jersey. Independent contractors individually lease the branch offices that are operated by those independent contractors.

Leases expire at various times through August 2014. The Company believes the rent at each of its locations is reasonable based on current market rates and conditions.

The Company leases office space in the following locations. The following chart provides information related to these lease obligations:

Office Location	Approximate Square Footage	Lease Rental	Expiration Date
120 Broadway, New York, NY	30,699	$1,326,197	8/31/2013
875 N. Michigan Ave., Chicago, IL	3,721	83,722	12/31/2008
1001 Fourth Ave, Seattle, WA	16,421	511,308	6/30/2012
2424 N. Federal Highway, Boca Raton, FL	10,177	173,004	12/31/2013
4000 Rt. 66, Tinton Falls, NJ	3,798	96,852	9/30/2012
3010 N. Military Trail, Boca Raton, FL	18,390	666,930	2/28/2009
131 Gaither Drive, Mount Laurel, NJ	1,400	19,600	9/30/2009
1200 N. Federal Highway, Boca Raton FL	16,250	542,100	8/21/2014

We consider the facilities of our company and those of our subsidiaries to be reasonably insured and adequate for the foreseeable needs of our company and its subsidiaries.

Legal Proceedings

In September 2006, the former chairman and chief executive officer of the Company, Steven A. Rothstein, commenced an arbitration against the current chairman and chief executive officer of the Company, Mark Goldwasser, in the matter Rothstein et al. vs. Goldwasser, FINRA No. 06-04000.  Rothstein alleged fraud and inequitable conduct relating to his attempts to sell his investment in the Company in calendar year 2001, and was seeking approximately $5,750,000 in damages.  On August 27, 2008, we received notification from FINRA that Rothstein’s claim had been dismissed.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent. Nupetco Associates, LLC alleges violations of various state and federal securities laws. Nupetco Associates, LLC seeks compensatory damages of $508,787 against vFinance Investments in addition to costs, attorneys fees and punitive damages. vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant. vFinance Investments intends to vigorously defend the arbitration.

On January 3, 2008, the SEC issued and Order Instituting Administrative Proceedings against vFinance Investments, Richard Campanella, the former Present and Chief Operating Officer of vFinance Investments, and a registered representative of vFinance Investments, alleging that they violated federal securities laws by failing to preserve and produce customer correspondence of the registered representative. The registered representative terminated his employment with vFinance Investments on August 4, 2006, and has not been associated with us since that date. Mr. Campenalla’s employment with us was terminated on September 12, 2008 and he has not been associated with us since that date. During the hearing we have asserted as part of the defense that Mr. Campanella complied to the best of his ability promptly and reasonably with the SEC's requests for documents, that we have policies and procedures in place to maintain all required communications, and that we did not violate any record keeping or production duties. Post-hearing briefs have been filed by the parties. We expect a decision by the Administrative Law Judge before the end of 2008.

On or about February 28, 2005, Knight Equity Markets, LP ("Knight") filed an arbitration action (NASD Case No. 05-01069) against vFinance Investments, claiming that vFinance Investments received roughly $6.5 million in dividends that allegedly belong to Knight. vFinance Investments asserts that the dividends actually went to two of its clients, Pearl Securities LLC ("Pearl Securities") and Michael Balog, and that vFinance Investments has no liability. vFinance Investments filed third party claims against Pearl Securities and Michael Balog to bring all of the parties into the action. Knight was seeking approximately $6.5 million in damages plus costs, attorney fees and punitive damages. In January 2008, the vFinance settled this claim for $325,000 in cash.

On March 4, 2008, vFinance received a customer arbitration action (FINRA Case No.08-00472) from Claimants, Donald and Patricia Halfmann. Under FINRA's Code of Arbitration Procedure, vFinance is not required to file a responsive pleading until April 18, 2008. The Halfmanns' Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmanns' funds via check alteration and forgery while he was employed by vFinance as the Halfmanns' financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty's resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns' Statement of Claim requests punitive damages, costs and attorney's fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmanns' Statement of Claim, a prediction of the likely outcome cannot be made at this time.

The Company is also a defendant in various other arbitrations and administrative proceedings, lawsuits and claims seeking in the aggregate damages of approximately $6,000,000.  The Company believes such claims are substantially without merit, and estimates that its liability, primarily for attorney representation, will approximate less than $500,000 (exclusive of unspecified punitive damages related to certain claims and inclusive of expected insurance coverage).  These matters arise in the normal course of business.  The Company intends to vigorously defend itself in these actions, and believes that the eventual outcome of these matters will not have a material adverse effect on the Company.  However, the ultimate outcome of these matters cannot be determined at this time.

The amounts related to arbitrations and administrative proceedings that are reasonably estimable and which have been accrued at September 30, 2007 and 2006, is $62,000 and $241,000 (primarily legal fees), respectively, and have been included in “Accounts Payable, Accrued Expenses and Other Liabilities” in the accompanying consolidated statements of financial condition.  The Company has included in “Professional fees” litigation and other FINRA related expenses of $1,444,000, $799,000 and $790,000 for the fiscal years ended September 30, 2007, 2006 and 2005, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For a discussion of our management's analysis of our results of operations and financial condition as of and for each of the years ended September 30, 2005, 2006 and 2007, respectively, and the three and nine months ended June 30, 2007 and 2008, please see our Annual report on Form 10-K for the year ended September 30, 2007, as filed with the SEC on December 14, 2007, and out Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 13, 2008. The discussion should be read in conjunction with our Audited and Unaudited Condensed Consolidated Financial Statements and the notes related thereto which appear in such filings.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers and directors as of September 30, 2008. Our board of directors is divided into three classes of directors, each class as nearly equal in number as possible but not less than one director. Each director serves for a three-year term, staggered by class so only one class of directors stands for reelection each year. Under our bylaws, each director holds office until the election and qualification of his successor or until his earlier resignation or removal .

Name	Title	Age	Class	Term Expires

Mark Goldwasser(1)	Chairman, Chief Executive Officer and Director	49	Class III	2010

Leonard J. Sokolow(2)	Vice Chairman, President and Director	51	Class III	2010

Christopher C. Dewey(3)	Vice Chairman and Director	63	Class I	2011

Marshall S. Geller(1)(3)	Director	69	Class I	2011

Charles R. Modica(2)(3)	Director	59	Class II	2009

Robert W. Lautz, Jr.(2)	Director	60	Class III	2010

Jorge A. Ortega(1)	Director	44	Class II	2009

Non- director executive officers

Alan B. Levin	Chief Financial Officer	44

Brian Friedman	Executive Vice President	36

Jonathan C. Rich	Executive Vice President	39

William L. Groeneveld	President of vFinance Investments and Equity Station and Head Trader at vFinance Investments	43

(1)	Member of Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

All officers serve at the discretion of the board of directors. No family relationships exist among the officers and directors.

Mark Goldwasser has served as a director of National since December 28, 2001. Mr. Goldwasser joined National in June 2000. Mr. Goldwasser was named President in August 2000, Chief Executive Officer in December 2001 and Chairman in April 2005. Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000. From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co. From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc. From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX). Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979.

Leonard J. Sokolow has been the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999. Following the merger, Mr. Sokolow will join National as its Vice Chairman and President and become a member of the board of directors as the nominee of vFinance. From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance. From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance's board of directors. Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance. Union Atlantic LC has been inactive since September 16, 2005. Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002. From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company. Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant. He is also a director of Consolidated Water Co. Ltd. (Nasdaq: CWCO) and Chairman of its audit committee, a position he has held since May 2006.

Marshall S. Geller has served as a director of National since January 11, 2006. Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Currently he serves as a director on the boards of 1st Century Bank N.A. (Nasdaq:FCTY), GP Strategies Corporation (NYSE.GPX), SCPIE Holdings, Inc. (NYSE.SKP), ValueVision Media, Inc. (Nasdaq:VVTV) and Guidance Software, Inc. (Nasdaq:GUID). Mr. Geller is also on the Board of Governors of Cedars Sinai Medical Center, Los Angeles and serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles and was recently appointed to the Little Hoover Commission, an independent California state oversight agency. Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration.

Christopher C. Dewey has served as a director of National since December 27, 2006. From 1993 to prior to joining National, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990). Mr. Dewey currently serves as a director of Mako Surgical Corp. (Nasdaq: MAKO). Mr. Dewey earned an M.B.A. from the Wharton School in 1987.

Charles R. Modica has been a director of vFinance since January 3, 2007. Following the merger, Mr. Modica will become a member of National's board of directors as the nominee of vFinance. Mr. Modica has served as Chairman of the Board of Trustees and Chancellor of St. George's University located in Grenada, West Indies, since founding the university as a School of Medicine in 1976. He has served on the Board of Trustees of Barry University, Miami, Florida, since 1983, and as Chairman of such Board of Trustees from 1997 - 2001. Additionally, he served on the Board of Trustees of Rosarian Academy, West Palm Beach, Florida, from 1995 to 2001, and as Chairman of such Board of Trustees from 1998 to 2001. Mr. Modica also has served on the Board of Trustees of WXEL Public Radio and Television of Florida since 1998. Mr. Modica received his B.S. degree in Biology from Bethany College in 1970 and his J.D. degree from the Delaware Law School in 1975.

Jorge A. Ortega has been a director of vFinance since June 6, 2007. Following the merger, Mr. Ortega will become a member of National's board of directors as the nominee of vFinance. Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005. From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Robert W. Lautz, Jr. has served as a Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed, since December 2001. Mr. Lautz was formerly the Chairman of REO.com, the nations leading Internet-based sales mechanism for bank foreclosed properties. Prior to that he served as the CEO of ListingLink, the original Internet-based residential property multiple listing service. Mr. Lautz formed and was Chairman and CEO of Indenet, Inc., a Nasdaq listed private satellite-based network that delivered digital advertisements and programming to the 3000+ national broadcast and cable television networks. From 1994 to 1997, he built Indenet from a public shell with $4 million in cash to a company with over $50 million in revenue, $120 million in market value and 650 employees in 19 facilities around the world. Mr. Lautz also owned and operated Peerless Capital, a venture capital business which invested in various management led leveraged buyouts and private equity transactions. Mr. Lautz began his career within Citibank's Operating Group where he rose to become the Senior Financial Officer, responsible for all financial functions and strategic planning for his division. He currently serves on the board of directors of Compact Power, Inc., Security Contractor Services, Inc., MEDirect Latino, Inc. (MLTO.PK), and SecureOne Data Solutions, LLC, and as a board observer for XLNT Veterinary Care, Inc. Mr. Lautz earned a Master's degree from the American Graduate School of International Management (Thunderbird), and a BS in Business Administration from Miami University in Oxford, Ohio.

Alan B. Levin has served as Chief Financial Officer of vFinance since January 2007. Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005. Since the merger, Mr. Levin is serving as Chief Financial Officer of National. Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005. Mr. Levin has over ten years experience in the brokerage industry serving as a Financial and Operations Principal and 20 years experience serving in accounting management roles in various industries. He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Brian Friedman has served as an Executive Vice President of National since March 2006. Mr. Friedman joined National Securities in 1997 as a member of the Corporate Finance Department. From 1997 until 2001, Mr. Friedman worked primarily in the areas of corporate finance and business development. From 2001 until present, Mr. Friedman was instrumental in implementing business changes to improve the profitability and business of National. Mr. Friedman continues to serve as National Securities' Managing Director and Head of Investment Banking. Prior to joining National, he worked as an associate at Liberty Hampshire, LLC, a boutique investment bank. Mr. Friedman earned his J.D./M.B.A. in finance at Illinois Institute of Technology's Chicago Kent College of Law and his BA in finance from the University of Iowa.

Jonathan C. Rich has been the Executive Vice President and Director of Investment Banking of vFinance Investments since July 1, 2005. Since the Merger, Mr. Rich is serving as an Executive Vice President of vFinance. From January 15, 2001 through December 30, 2005, Mr. Rich was a Senior Vice President in the Investment Banking division of vFinance Investments. From April 1, 1997 through January 15, 2001, Mr. Rich was a Vice President and Senior Vice President in the Investment Banking division of First Colonial Securities Group, Inc., a 13 office investment banking and brokerage firm based out of Marlton, New Jersey. Mr. Rich received his B.A. degree in Political Economy from Tulane University and a J.D./M.B.A. from Fordham University.

William L. Groeneveld was promoted to President of vFinance Investments in September 2008 and has been Head Trader of vFinance Investments since October 2002. Mr. Groeneveld had been vFinance Investments' Trading Manager from October of 2001 to October 2002. In addition to his Head Trader duties, Mr. Groeneveld also has been President of Equity Station since March 2006. Prior to joining vFinance, Mr. Groeneveld was a partner of Program Trading Corp., a registered broker-dealer specializing in algorithmic and "black box" trading, where he was Executive Vice President and Head Trader from 1994 until 2001. Mr. Groeneveld attended West Virginia University majoring in Aerospace Engineering.

Corporate Governance

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Delaware Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees. The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and is publicly available on the SEC’s website at www.sec.gov. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

Director Qualifications. The Board of Directors does not currently have a nominating committee, as the Company believes that having the full Board deliberate the nomination process is in the Company’s best interest. Board of Director nominations are recommended by the directors. In making its nominations, the Board of Director identifies candidates who meet the current challenges and needs of the Board of Directors. In determining whether it is appropriate to add or remove individuals, the Board of Directors will consider issues of judgment, diversity, age, skills, background and experience. In making such decisions, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background and experiences. The Board of Directors also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Board of Directors considers various potential candidates for director. Candidates may come to the attention of the Board through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Board of Directors and may be considered at any point during the year.

Shareholder Nominees.  Candidates for director recommended by shareholders will be considered by the Board of Directors. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Board of Directors at the address listed on page nine of this proxy statement.

The Board of Directors will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Board of Directors.

Audit Committee

The Audit Committee consists of Leonard J. Sokolow (Chairman), Robert W. Lautz, Jr. and Charles Modica. Messrs. Lautz and Modica are “independent” as defined in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the Nasdaq Market Place Rules.

On January 22, 2003, the Board adopted a charter for the Audit Committee, as amended and restated on January 12, 2004. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management and the independent public accountants.

Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and whether that expert is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Board of Directors has determined that Mr. Sokolow is a “financial expert”. Mr. Sokolow is not considered to “independent.” The Audit Committee meets quarterly and on an on-needed basis. .

Compensation Committee

The Company’s Compensation Committee consists of Charles Modica (Chairman), Marshall S. Geller and Christopher C. Dewey. Messrs. Modica and Geller are considered to be “independent.” Mr. Dewey is not considered to be “independent” under SEC rules. On January 12, 2004, the Compensation Committee adopted a formal Compensation Committee Charter, which contains a detailed description of the committee's duties and responsibilities. The Compensation Committee meets annually and on an on-needed basis.

Governance Committee

The Governance Committee consists of Marshall S. Geller (Chairman), Mark Goldwasser and Jorge Ortega. Messrs. Geller and Ortega are “independent” as defined in SEC Rule 10A-3 under the Exchange Act and Rule 4200 of the Nasdaq Market Place rules. The Governance Committee was created with certain duties and responsibilities, including setting the Company’s trading policy, monitoring Sarbanes-Oxley matters, resolving Board conflicts and/or such other duties and responsibilities as set forth in the Corporate Governance Committee charter. The Governance Committee meets on an on-needed basis.

COMPENSATION DISCUSSION AND ANALYSIS

For a discussion of our compensation policies and executive compensation paid to our executive officers for the years ended September 30, 2005, 2006 and 2007, respectively, please see our Annual report on Form 10-K for the year ended September 30, 2007, as filed with the SEC on December 14, 2007, which is hereby incorporated herein by reference. The discussion should be read in conjunction with our Audited Condensed Consolidated Financial Statements and the notes related thereto which appear in such filing.

In connection with the Merger with vFinance, Messrs. Sokolow, Levin, Rich and Groeneveld became executive officers or key employees of the Company. The follow is a brief description of the employment terms of such individuals:

Employment Agreements with Mark Goldwasser and Leonard J. Sokolow

In connection with the Merger Agreement, on the Effective Date, each of Mark Goldwasser and Leonard J. Sokolow entered into a five-year employment agreement with the Company, pursuant to which Mr. Goldwasser is employed by the Company as Chairman of the board of directors and Chief Executive Officer and Mr. Sokolow is employed by the Company as Vice Chairman and President. Under the terms of the employment agreement, Messrs. Goldwasser and Sokolow each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month. In addition, they will each be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of the Compensation Committee of the board of directors of the Company of not less than: (i) $225,000, (ii) 5% of the Company’s fiscal year consolidated net income in excess of $4.5 million, up to 100% of the difference between their then current base salaries and $225,000 and (iii) such additional bonuses as the board of directors of the Company may determine based upon the Board’s assessment of their performance in the following areas: revenue growth of the Company, new business development, investor relations, communications with the board of directors and special projects as assigned by the board of directors.

The employment agreements terminate upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; (iv) a termination by the employee with or without good reason, (v) upon a Change of Control or (vi) the non-renewal of the agreement. Upon the termination due to the death or disability of the employee, by the Company without cause, by the employee with good reason, upon a Change of Control or upon the expiration of the employment agreement if the Company or the employee refuses to extend the term of the employment agreement, Messrs. Goldwasser and Sokolow will each be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee’s base salary (150% in the event of termination by the Company without cause or by the employee with good reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to the employment agreements, Messrs. Goldwasser and Sokolow were each granted non-qualified stock options to purchase 1,000,000 shares of the Company’s common stock at a purchase price of $1.64 (equal to the average of the 10-day closing market price of the Company’s Common Stock prior to the Effective Date of the Merger). The options vest and become exercisable as to 25% of the shares underlying the options on the Effective Date and 25% thereafter on the second, third and fourth anniversaries of the date of grant. The options expire seven years from the Effective Date.

Employment Agreement with Alan B. Levin

In accordance with the terms of the Merger Agreement, on the Effective Date Alan B. Levin, the Chief Financial Officer of vFinance, entered into a one-year employment agreement with the Company, pursuant to which he is employed as the Chief Financial Officer. Under the terms of the agreement, Mr. Levin receives an annual base salary of $180,000. In addition, he will be entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors of the Company based upon its assessment of Mr. Levin’s performance in the following areas: revenue, net income and revenue growth of the Company, new business development, investor relations, communications with the board of directors and other factors including, without limitation, special projects as assigned by the President or the board of directors of the Company.

Employment of Messrs. Groeneveld and Rich

William L. Groeneveld currently serves as President and Head Trader of vFinance Investments and President of EquityStation. Jonathan C. Rich currently serves as Executive Vice President and Director of Investment Banking of vFinance Investments. Neither of Messrs. Groeneveld or Rich have an employment agreement with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2008 with respect to each director, each of the named executive officers as defined in Item 402(a) (3) of Regulation S-K and all directors and executive officers of the Company as a group, and to the persons known by us to be the beneficial owner of more than five percent of any class of our voting securities.

NAME OF OFFICER, DIRECTOR, STOCKHOLDER AND ADDRESS	NUMBER OF SHARES OWNED		PERCENTAGE OF SHARES OUTSTANDING (1)

Marshall S. Geller 10866 Wilshire Boulevard, Suite, 1450 Los Angeles, CA 90024	6,641,383	(2)	31.6%

Mark Goldwasser 120 Broadway, 27th Floor New York, NY 10271	1,605,723	(3)	8.9%

Leonard J. Sokolow 3010 North Military Trail Suite 300 Boca Raton, FL 33431	1,251,621	(4)	7.4%

Christopher C. Dewey 120 Broadway, 27th Floor New York, NY 10271	700,674	(5)	4.2%

Charles R. Modica 3010 North Military Trail Suite 300 Boca Raton, FL 33431	28,000	(6)	*

Jorge A. Ortega 3010 North Military Trail Suite 300 Boca Raton, FL 33431	28,000	(6)	*

Robert W. Lautz, Jr. 10866 Wilshire Boulevard, Suite 1450 Los Angeles, CA 90024	0		*

Alan B. Levin 3010 North Military Trail Suite 300 Boca Raton, FL 33431	176,400	(7)	1.1%

Brian Friedman 875 N. Michigan Ave Suite 1560 Chicago, IL 60611	167,500	(8)	1.0%

NAME OF OFFICER, DIRECTOR, STOCKHOLDER AND ADDRESS	NUMBER OF SHARES OWNED		PERCENTAGE OF SHARES OUTSTANDING (1)

Jonathan Rich 3010 North Military Trail Suite 300 Boca Raton, FL 33431	91,700	(9)	*

William Groeneveld 3010 North Military Trail Suite 300 Boca Raton, FL 33431	72,232	(10)	*

Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016	1,055,534	(11)	6.1%

Strategic Turnaround Equity Partners, LP c/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th FL New York, NY 10019	880,625	(12)	5.4%

Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	1,154,511	(13)	7.0%

DellaCamera Capital 200 Park Avenue Suite 3300 New York, NY 10166	951,742	(14)	5.7%

Timothy E. Mahoney 68 Cayman Place Palm Beach Gardens, FL	963,201	(15)	5.8%

All Officers and Directors as a group (11) persons	10,763,233	(16)	45.2%

* Indicates less than 1%
(1)
The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares as to which such person, directly or indirectly, has or shares voting power or investment power and also any shares of common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire within 60 days. For purposes of calculating the beneficial ownership percentages set forth above, the total number of shares of our common stock deemed to be outstanding as of September 30, 2008 was 16,421,538. As used in this prospectus, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder.

(2)
Includes (i) 317,500 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P., (ii) 843,750 shares issuable upon exercise of warrants and 3,375,000 shares issuable upon conversion of notes owned indirectly through St. Cloud Capital Partners II, L.P. and (ii) 40,000 shares issuable upon exercise of vested stock options. Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and St. Cloud Capital Partners II, L.P.

(3)
Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A preferred stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 670,750 shares issuable upon exercise of vested stock options.

(4)
Includes (i) 31,110 shares held by or on behalf of Mr. Sokolow’s sons, (ii) 1,763 shares held by Mr. Sokolow and his wife as joint tenants and (iii) 425,000 shares issuable upon exercise of vested stock options. Mr. Sokolow disclaims beneficial ownership of the shares held by his sons.

(5)
Includes 25,000 shares owned by Mr. Dewey's daughters, 125,000 shares issuable upon exercise of warrants and 185,000 shares issuable upon exercise of vested stock options. Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.

(6)	Includes 28,000 shares issuable upon exercise of vested stock options.
(7)	Includes 165,900 shares issuable upon exercise of vested stock options.
(8)	Includes 157,500 shares issuable upon exercise of vested stock options.
(9)	Includes 91,700 shares issuable upon exercise of vested stock options.
(10)	Includes 65,232 shares issuable upon exercise of vested stock options.
(11)	Includes 856,560 shares issuable upon conversion of 10,707 shares of Series A preferred stock.
(12)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13D/A dated September 12, 2007.
(13)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed February 15, 2008, and includes 62,500 shares issuable upon exercise of warrants.
(14)
Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 14, 2008, which includes 197,250 shares issuable upon conversion of 2,469 shares of Series A preferred stock.

(15)	Includes 210,000 shares issuable upon exercise of vested stock options and 304,500 shares of common stock issued in the name of Highland Group Holdings, Inc.
(16)
Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock, 1,857,082 shares issuable upon exercise of vested stock options, 3,375,000 shares issuable upon conversion of convertible notes and 1,286,250 shares issuable upon exercise of warrants.

DESCRIPTION OF OUR COMMON STOCK

As of the date of this prospectus, we are authorized to issue 50,000,000 shares of common stock par value $0.02 per share, and 200,000 shares of preferred stock, par value $0.01 per share, 50,000 of which have been designated as Series A Convertible Preferred Stock and 20,000 of which have been designated as Series B Convertible Preferred Stock.

As of the date of this prospectus, we had 16,421,538 shares of common stock issued and outstanding, and had reserved an additional (1) 1,979,373 shares of common stock for issuance upon exercise of outstanding warrants, (2) 3,375,000 shares of common stock for issuance upon conversion of our 10% convertible promissory notes, (3) 3,004,000 shares of common stock for issuance upon conversion of our Series A Preferred Stock, (4) 2,000,000 shares of common stock for issuance under options granted to Messrs. Goldwasser and Sokolow in connection with the Merger and (5) 5,037,640 shares of common stock for issuance under our Stock Option Plans.

Voting Rights. Each holder of shares of common stock shall be entitled to one vote for each share of such common stock held by such holder, and voting power with respect to all classes of our securities shall be vested solely in the common stock. Under our By-laws, the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by our certificate of incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by the Board of Directors or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 33-1/3 % of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting.

Stockholder action by written consent. Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the holders of common stock, may be taken by written consent without a meeting, provided that such written consent is signed by the holders of all of the outstanding shares of common stock.

Dividends. Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available for such purposes. No dividends shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

Other Rights. Holders of common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to elect to sell additional shares of common stock, persons acquiring common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in National would be reduced.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

A number of provisions of our certificate of incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deemed to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our Board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The Board of Directors believes these provisions are appropriate to protect the interests of National and all of its stockholders.

Number of Directors; Filling Vacancies. Our certificate of incorporation and By-laws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the entire Board of Directors or by action of our stockholders. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

Classification of Directors. Our By-laws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

Amendments to By-laws. Our By-laws provide that they may be amended or repealed or new by-laws may be adopted by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the Board of Directors at a regular or special meeting thereof.

Section 203 of the DGCL. We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our common stock is issued in registered form, and our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Littman Krooks LLP, 655 Third Avenue, New York, New York 10017.

EXPERTS

Our consolidated financial statements as of and for the years ended September 30, 2007, 2006 and 2005 incorporated into this prospectus by reference to our 2007 Annual Report on Form 10-K have been so incorporated in reliance on the report of Marcum & Kliegman LLP, a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

vFinance’s consolidated financial statements as of and for the three years ended December 31, 2007, have been included in the registration statement of which this prospectus is a part in reliance upon the report of Sherb & Co., LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

You may read and copy our SEC reports, proxy statements and other information at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2007, filed with the SEC on December 12, 2007;
•
our Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2007, March 31, 2008 and June 30, 2008, filed with the SEC on February 13, 2008, May 15, 2008 and August 13, 2008, respectively;

•
our Current Reports on Form 8-K filed with the SEC on November 8, 2007, April 2, 2008, April 16, 2008, June 17, 2008 and July 2, 2008, and our amended Current Report on Form 8-K/A filed with the SEC on September 12, 2008; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 24, 2008.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Robert H. Daskal
Vice President Finance
National Holdings Corporation
875 North Michigan Avenue, Suite 1560
Chicago, Illinois 60611
Telephone: (312) 751-8833

You may also access the documents incorporated by reference in this prospectus through our website www.nationalsecurities.com . Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

FINANCIAL STATEMENTS

VFINANCE, INC.
CONSOLIDATED BALANCE SHEET
	Actual	Actual
	June 30, 2008	December 31, 2007
	(unreviewed)
Assets:
Current Assets:

Cash and cash equivalents	$4,426,000	$5,454,000
Due from clearing broker	991,000	631,000
Marketable Investment Securities
Trading securities	75,000	817,000
Available-for-sale securities	56,000	452,000
Accounts receivable, net of allowance for doubtful accounts	132,000	156,000
Forgivable loans - employees, current portion	8,000	27,000
Notes receivable - employees, net of allowance for doubtful accounts	3,000	8,000
Prepaid expenses and other current assets	206,000	156,000
Total Current Assets	5,897,000	7,701,000

Property and equipment, net	768,000	801,000

Customer relationships, net	2,874,000	3,288,000
Other Assets	651,000	580,000
Total Assets	$10,190,000	$12,370,000

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$813,000	$694,000
Accrued compensation	2,522,000	3,306,000
Comm. payable tri-party	239,000	0
Other accrued liabilities	2,193,000	1,548,000
Securities sold, not yet purchased	1,000	177,000
Capital lease obligations, current portion	234,000	247,000
Other	257,000	273,000
Total Current Liabilities	6,259,000	6,245,000

Capital lease obligations, long term	247,000	298,000

Shareholders' Equity:
Common stock $0.01 par value, 100,000,000 shares authorized	556,000	548,000
Additional paid-in-capital on common stock	32,475,000	31,668,000
Accumulated deficit	(29,347,000)	(26,389,000)
Total shareholders' equity	3,684,000	5,827,000
Total liabilities and shareholders' equity	$10,190,000	$12,370,000

VFINANCE, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(unreviewed)		(unreviewed)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Commissions	$7,233,000	$6,877,000	$13,177,000	$12,553,000
Net dealer inventory gains	2,716,000	3,239,000	5,756,000	6,835,000
Investment banking	1,253,000	697,000	2,101,000	2,134,000
Total commission and fee revenue	11,202,000	10,813,000	21,034,000	21,522,000

Interest and dividends	127,000	144,000	338,000	297,000
Transfer fees and clearing services	1,228,000	1,923,000	2,284,000	2,970,000
Other	207,000	216,000	697,000	365,000
Total revenues	12,764,000	13,096,000	24,353,000	25,154,000
Expenses:
Commissions and fees	8,789,000	8,804,000	17,062,000	17,017,000
Employee compensation and related expenses	1,886,000	1,446,000	3,234,000	2,896,000
Clearing fees	734,000	789,000	1,424,000	1,493,000
Communications	138,000	128,000	283,000	251,000
Occupancy and equipment costs	495,000	380,000	906,000	713,000
Professional fees	407,000	681,000	733,000	1,000,000
Litigation settlement	33,000	300,000	123,000	314,000
Interest	18,000	18,000	48,000	36,000
Taxes, licenses & registration	82,000	75,000	155,000	137,000
Other administrative expenses	2,520,000	720,000	3,343,000	1,483,000
Total expenses	15,102,000	13,341,000	27,311,000	25,340,000
Net income (loss) from operations	$(2,338,000)	$(245,000)	$(2,958,000)	$(186,000)

VFINANCE, INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(unreviewed)
	Six Months Ended June 30,
	2008	2007 (Restated and Revised)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	(2,958,000)	(186,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash fees received	(587,000)	(681,000)
Non-cash compensation paid	391,000	488,000
Depreciation and amortization	646,000	639,000
Stock-based compensation	691,000	230,000
Provision for doubtful accounts	-	-
Amounts forgiven under forgivable loans	14,000	37,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	23,000	(805,000)
Forgivable loans	5,000	(30,000)
Due from clearing broker	(360,000)	(1,153,000)
Notes receivable - employees	6,000	76,000
Investments in marketable securities	742,000	(1,638,000)
Investments in not readily marketable securities	555,000	-
Other current assets	(50,000)	61,000
Other assets and liabilities, net	1,849,000	1,442,000
Increase (decrease) in:
Accounts payable and accrued liabilities	(1,682,000)	1,677,000
Securities sold, not yet purchased	(176,000)	841,000

Cash provided by (used in) operating activities	(891,000)	998,000

CASH USED IN INVESTING ACTIVITIES:
Proceeds from sales of investments	-	47,000
Purchase of property and equipment	89,000	(53,000)

Cash used in investing activities	89,000	(6,000)

CASH PROVIDED BY (USED IN) FINANCING ACTIVTIES:
Repayments of capital lease obligations	(351,000)	(126,000)
Proceeds from exercises of warrants	125,000	-

Cash used in financing activities	(226,000)	(126,000)

Increase (decrease) in cash and cash equivalents	(1,028,000)	866,000
Cash and cash equivalents at beginning of period	5,454,000	4,205,000

Cash and cash equivalents at end of period	4,426,000	5,071,000

VFINANCE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

vFinance, Inc. (the “Company") is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to the Company's core business, it offers information services on its website. vFinance Investments, Inc. ("vFinance Investments") and EquityStation, Inc. ("EquityStation"), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission ("SEC"), and members of Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC"). vFinance Investments is also a member of the National Futures Association ("NFA").

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008. The interim financial statements should be read in connection with the audited financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

Reclassifications

Certain items in the 2007 unaudited condensed consolidated financial statements have been reclassified to conform to the presentation in the 2008 unaudited condensed consolidated financial statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
vFinance Inc., & Subsidiaries

We have audited the accompanying consolidated statement of financial condition of vFinance Inc. and Subsidiaries as of December 31, 2007 and 2006 (as restated), and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2007, 2006 (as restated) and 2005 (as restated). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of vFinance Inc. and Subsidiaries as of December 31, 2007, and 2006 (as restated) and the results of their operations and their cash flows for the years ended December 31, 2007, 2006 (as restated) and 2005 (as restated), in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
March 5, 2008

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
As of December 31,
(In Thousands, Except Share and per Share Data)

	2007	2006
		(Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$5,454.1	$4,205.2
Due from clearing broker	631.0	299.9
Securities owned:
Marketable securities, at market value	817.4	1,009.4
Not readily marketable securities, at estimated fair value	451.6	563.9
Accounts receivable, net of allowance of $60.0 thousand and $0	155.6	123.8
Forgivable loans - employees, current portion	26.7	58.8
Notes receivable - employees	8.4	128.0
Prepaid expenses and other current assets	156.4	184.0
Total current assets	7,701.2	6,573.0
Property and equipment, net	800.8	661.0
Customer relationships, net	3,287.6	4,115.4
Other assets	580.0	443.0
Total assets	$12,369.6	$11,792.4
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$693.9	$821.7
Accrued compensation	3,305.6	2,394.6
Other accrued liabilities	1,548.1	800.7
Securities sold, not yet purchased	177.4	41.6
Capital lease obligations, current portion	247.0	210.8
Other	272.3	348.5
Total current liabilities	6,244.3	4,617.9
Capital lease obligations, long term	297.5	125.6
Shareholders’ Equity:
Preferred stock $0.01 par value, 2.5 million shares authorized, 0 shares issued and outstanding	—	—
Common stock $0.01 par value, 100,000,000 shares authorized 54,829,876 and 54,579,876 shares issued and outstanding	548.3	545.8
Additional paid-in capital	31,668.3	31,145.9
Accumulated deficit	(26,388.8)	(24,642.8)
Total shareholders’ equity	5,827.8	7,048.9
Total liabilities and shareholders’ equity	$12,369.6	$11,792.4

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,
(In Thousands, Except per Share Data)

	2007	2006	2005
		(Restated)	(Restated)
Revenues:
Commissions - agency	$25,622.6	$20,323.7	$15,941.2
Trading profits	12,707.4	9,606.0	4,177.4
Success fees	5,691.9	4,481.3	2,108.6
Other brokerage related income	6,204.1	3,546.0	2,837.6
Consulting fees	204.9	375.4	523.6
Other	167.8	220.3	340.4
Total revenues	50,598.7	38,552.7	25,928.8
Operating expenses:
Compensation, commissions and benefits	41,713.0	31,232.0	20,313.3
Clearing and transaction costs	4,425.1	4,337.2	2,977.2
General and administrative costs	3,992.8	3,158.8	2,332.8
Occupancy and equipment costs	1,053.3	1,166.6	743.3
Depreciation and amortization	1,284.2	958.7	446.3
Goodwill impairment	—	—	420.0
Total operating costs	52,468.4	40,853.3	27,232.9
Loss from operations	(1,869.7)	(2,300.6)	(1,304.1)
Other income (expenses):
Interest income	43.7	85.3	82.6
Interest expense	(80.5)	(59.7)	(30.7)
Dividend income	11.3	22.5	5.9
Other income (expense), net	149.2	76.8	104.8
Total other income (expenses)	123.7	124.9	162.6
Loss before income taxes	(1,746.0)	(2,175.7)	(1,141.5)
Income tax benefit (provision)	—	—	—
Net loss	$(1,746.0)	$(2,175.7)	$(1,141.5)
Net loss per share: basic and diluted	$(0.03)	$(0.04)	$(0.03)
Weighted average number of shares outstanding: basic and diluted	54,805.2	48,714.8	40,049.7

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2007, 2006 and 2005
(In Thousands)

	Common Stock Holders	Common Stock Amount	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2004 (Restated)	39,721.1	$397.2	$27,065.5	$(19.4)	$(21,325.6)	$6,117.7
Net loss (Restated)	—	—	—	—	(1,141.5)	(1,141.5)
Exercise of stock options	555.0	5.5	108.0	—	—	113.5
Amortization of deferred compensation	—	—	—	19.4	—	19.4
Balance at December 31, 2005 (Restated)	40,276.1	402.7	27,173.5	—	(22,467.1)	5,109.1
Net loss (Restated)	—	—	—	—	(2,175.7)	(2,175.7)
Stock-based compensation expense	—	—	448.2	—	—	448.2
Issuance of shares in conjunction with acquisition of Sterling Financial Group (Note 4)	13,000.0	130.0	3,276.0	—	—	3,406.0
Issuance of shares in arbitration settlements	1,303.8	13.1	248.2	—	—	261.3
Balance at December 31, 2006 (Restated)	54,579.9	545.8	31,145.9	—	(24,642.8)	7,048.9
Net loss	—	—	—	—	(1,746.0)	(1,746.0)
Stock-based compensation expense	—	—	474.9	—	—	474.9
Issuance of shares for services rendered	250.0	2.5	47.5	—	—	50.0
Balance at December 31, 2007	54,829.9	$548.3	$31,668.3	$—	$(26,388.8)	$5,827.8

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(In Thousands)

	2007	2006	2005
		(Restated)	(Restated)
Cash provided by (used in) operating activities:
Net loss	$(1,746.0)	$(2,175.7)	$(1,141.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash fees received	(1,822.5)	(1,974.1)	(487.5)
Non-cash compensation paid	1,480.3	1,350.5	158.1
Depreciation and amortization	1,284.1	958.7	446.3
Issuance of equity for services rendered	50.0	—	—
Issuance of equity in arbitration settlements	—	261.3	—
Provision for doubtful accounts	60.0	—	69.7
Stock-based compensation	474.9	448.2	19.4
Goodwill impairment	—	—	420.0
Forgiveness of amount due from unconsolidated affiliate	—	215.0	—
Impairment of investment in unconsolidated affilitate	—	—	80.0
Amounts forgiven under forgivable loans	72.9	36.3	6.6
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(91.8)	285.0	(393.4)
Forgivable loans	(40.8)	(95.1)	—
Due from clearing broker	(331.1)	405.2	(38.0)
Notes receivable - employees	119.6	(60.5)	101.1
Investments in marketable securities	192.0	(428.0)	95.7
Investments in not readily marketable securities	454.5	483.3	177.0
Other current assets	27.6	(54.0)	(32.1)
Other assets and liabilities, net	(213.2)	(83.0)	(79.5)
Increase (decrease) in:
Accounts payable and accrued liabilities	1,530.6	798.6	(50.1)
Securities sold, not yet purchased	135.8	(0.8)	(25.1)
Cash provided by (used in) operating activities	1,636.9	370.9	(673.3)
Cash used in investing activities:
Purchase of property and equipment	(106.9)	(222.7)	(125.7)
Investment in unconsolidated affiliate	—	(161.9)	—
Cash used in investing activities	(106.9)	(384.6)	(125.7)
Cash provided by (used in) financing activties:
Repayments of capital lease obligations	(281.1)	(208.5)	(143.4)
Proceeds from exercise of common stock options	—	—	113.5
Cash used in financing activities	(281.1)	(208.5)	(29.9)
Increase (decrease) in cash and cash equivalents	1,248.9	(222.2)	(828.9)
Cash and cash equivalents at beginning of year	4,205.2	4,427.4	5,256.3
Cash and cash equivalents at end of year	$5,454.1	$4,205.2	$4,427.4

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies

Description of Business

vFinance, Inc. (the “Company”) is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to the Company’s core business, it offers information services on its website. vFinance Investments, Inc. (“vFinance Investments”) and EquityStation, Inc. (“EquityStation”), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission (“SEC”), and members of Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation (“SIPC”). vFinance Investments is also a member of the National Futures Association (“NFA”).

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

Reclassifications

Certain amounts in the 2006 and 2005 Consolidated Financial Statements have been reclassified to conform to the presentation in the 2007 Consolidated Financial Statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Restatement

As previously described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company recorded adjustments as a result of comments from the staff of the SEC to reclassify marketable securities received as compensation for investment banking services from “trading securities” to “available-for-sale” securities, effective January 1, 2002 as part of a restatement. As a result of this reclassification, non-cash unrealized gains and losses related to the securities classified as available-for-sale were reclassified from the determination of net income (loss) to other comprehensive income (loss), a component of shareholders’ equity.

On November 12, 2007, after reconsidering the adjustments to the financial statements described in the previous paragraph, management determined that the reclassification suggested by the staff of the SEC should not have been made and, as a result, the Company revised the previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003.

Additionally, as previously described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, it was the Company’s policy to reduce the market value of investments in restricted stock by 25% to reflect such restrictions. On December 11, 2007, after discussions with the staff of the SEC and after considering applicable accounting guidance related to the valuation of restricted securities, the Company concluded that the 25% valuation reduction was not consistent with generally accepted accounting principles in the United States. As a result of this determination, the Company has revised its previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003 to remove the effects of this policy.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

The net effect of the restatements on the beginning accumulated deficit, accumulated other comprehensive income and total shareholders’ equity are as follows:

	Begining Equity - December 31, 2004
	As Reported December 31, 2006 Form 10-K	Effect of Restatement				Restated
		2004	2003	2002	Cumulative Total
Accumlated deficit	$(21,016.4)	(219.7)	(42.6)	(46.9)	(309.2)	$(21,325.6)
Accumulated other comprehensive loss	$(341.2)	170.7	123.6	46.9	341.2	$—
Total shareholders’ equity	$6,085.7	(49.0)	81.0	—	32.0	$6,117.7

The following tables present a summary of the effects from each of these adjustments on the restated Consolidated Financial Statements in 2006 and 2005:

	For the Year Ended December 31, 2006
	As Reported December 31, 2006 Form 10-K	Effect of Restatement	Restated
Statements of Operations:
Success fees	$4,523.5	$(42.2)	$4,481.3
Total revenues	38,594.9	(42.2)	38,552.7
Loss from operations	(2,258.4)	(42.2)	(2,300.6)
Loss before income taxes	(2,133.5)	(42.2)	(2,175.7)
Net loss	$(2,133.5)	(42.2)	$(2,175.7)
Net loss per share - basic and diluted	$(0.04)	$—	$(0.04)
Wt. avg. shares outstanding - basic and diluted	48,714.8		48,714.8

	For the Year Ended December 31, 2005
	As Reported December 31, 2006 Form 10-K	Effect of Restatement	Restated
Statements of Operations:
Success fees	$2,250.5	$(141.9)	$2,108.6
Total revenues	26,070.7	(141.9)	25,928.8
Loss from operations	(1,162.2)	(141.9)	(1,304.1)
Loss before income taxes	(999.6)	(141.9)	(1,141.5)
Net loss	$(999.6)	(141.9)	$(1,141.5)
Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.03)
Wt. avg. shares outstanding - basic and diluted	40,049.7		40,049.7

In addition to the effects of the restatement noted above, as a consequence of reverting to the financial statement presentation used by the Company prior to the restatement, securities received as compensation for investment banking services have been classified as “marketable securities” or “not readily marketable securities”, as appropriate, with realized and unrealized gains and losses related to these securities included in the determination of net income (loss) in the Consolidated Statements of Operations.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

Accounts and Notes Receivable

Accounts receivable consist of receivables incurred in the ordinary course of business including but not limited to investment banking and consulting fees. The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. The allowance for uncollectible receivables was $60.0 thousand and $0 at December 31, 2007 and 2006, respectively.

Due From and Payable to Clearing Brokers

Receivables from brokers and dealers consist primarily of amounts due from the Company’s clearing organization, which provides clearing and depository services for brokerage transactions on a fully disclosed basis.

The Company clears certain of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. The amount payable to the clearing broker relates to the aforementioned transactions and is collateralized by securities owned by the Company. Due to Clearing Brokers totaled $24.8 thousand and $30.7 thousand at December 31, 2007 and 2006, respectively, and is included in Other Current Liabilities in the Consolidated Balance Sheets.

Securities Owned

As of December 31, 2007 and 2006, marketable securities consisted primarily of publicly traded unrestricted common stock, municipal securities and corporate bonds the Company buys and sells in market-making and trading activities. Marketable securities are stated at fair market value, based on information obtained from the Company’s clearing firms and nationally recognized exchange values.

Not readily marketable securities consist of publicly traded common stock restricted as to resale and common stock purchase warrants, both of which are typically received as compensation for investment banking services. Restricted stock and stock purchase warrants may be sold to certain qualified investors prior to the removal of the resale restrictions, as dictated by Rule 144. Restricted stock, including restricted stock obtained as a result of exercising common stock purchase warrants, remains classified as not readily marketable until the removal of all resale restrictions, typically within a year of the Company’s receipt of the security unless subject to a registration statement with a later effective date. Market valuations of restricted stock are based on market prices, as reported by a major exchange such as the NASDAQ Bulletin Board, NASDAQ OTC or other similar nationally recognized exchange.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

Unrealized gains or losses on securities owned are recognized as trading profits in the Consolidated Statements of Operations, based on changes in the fair value of the security. Realized gains or losses are recognized in the Consolidated Statement of Operations as trading profits when the instruments are sold. Net realized and unrealized gains (losses) related to securities owned and traded were $12.7 million, $9.6 million and $4.2 million in 2007, 2006 and 2005, respectively.

The cost of securities sold is based on the specific identification method. Proprietary securities transactions in regular-way trades are accrued and recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade date basis. Customers’ securities and commodities transactions are reported on a settlement date basis with related commission income and expense reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the Consolidated Balance Sheet.

Financial Instruments with Off-Balance Sheet Risk

The securities transactions of the Company’s customers are introduced on a fully disclosed basis with a clearing broker-dealer. The Company holds no customer funds or securities. The clearing broker-dealer is responsible for execution, collection of and payment of funds, and receipt and delivery of securities relative to customer transactions. Off-balance sheet risk exists with respect to these transactions due to the possibility that customers may be unable to fulfill their contractual commitments wherein the clearing broker-dealer may charge any related losses to the Company. The Company seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and to ensure that customer transactions are executed properly by the clearing broker-dealer.

Property and Equipment

Property and equipment are stated on the basis of cost less accumulated depreciation and consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 3-7 years, for financial reporting purposes. Included in Property and Equipment, net is $548.6 thousand and $321.6 thousand (net of accumulated depreciation) of computer equipment acquired under capital leases at December 31, 2007 and 2006, respectively.

The cost of repairs and maintenance is expensed as incurred. Major replacements and improvements are capitalized. When assets are retired or disposed of, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gains and losses are included in the determination of net income in the period of disposition.

Leases

The Company has three operating leases for its office space, at its corporate headquarters in Boca Raton, Florida, a branch office in New York City, New York and its disaster recovery center in Mount Laurel, New Jersey. Additionally, the Company assumed an operating lease for property located in Boca Raton, Florida, as a term of the Sterling Financial Acquisition (see Note 4). These leases generally require the Company to pay costs, such as real estate taxes, common area maintenance costs and utilities. In addition, these leases generally include scheduled rent increases and may include rent holidays. The Company accounts for material escalations and rent holidays on a straight-line basis over the initial terms of the leases, commencing on the date the Company can take possession of the leased facility. Resulting liabilities are recorded as short-term or long-term deferred rent liabilities as appropriate. These liabilities are then amortized as a reduction of rent expense on a straight-line basis over the life of the related lease. For additional information, see Note 17 to the Consolidated Financial Statements.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

Intangible Assets

The Company accounts for business combinations using the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under SFAS No. 141, intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so. The Company accounts for acquisition of intangible assets, which are acquired individually or within a group of assets (but not those acquired in a business combination), in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 and SFAS No. 142 require acquired intangible assets to be initially recognized and measured based on fair value, amortized over their expected useful lives and examined for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever indications of impairment are present.

The Company’s principal identifiable intangible assets consist of acquired customer relationships, which are amortized on a straight-line basis over their useful lives, ranging from five to ten years.

Goodwill

During 2005, the final contributing brokers from First Level Capital, a prior period acquisition, departed the firm. As a result, the discounted expected future cash flows associated with the goodwill no longer exceeded the book value of the goodwill, resulting in goodwill impairment charges of $420.0 thousand in 2005. There was no goodwill included in the Consolidated Balance Sheets as of December 31, 2007 or 2006.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, the Company periodically reviews its long-lived assets, including customer relationship intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Accrued Liabilities

As of December 31, 2007 and 2006, other accrued liabilities were comprised primarily of (i) $518.3 thousand and $70.0 thousand, respectively, in accrued settlements and settlement reserves for open litigation, (ii) $429.5 thousand and $306.0 thousand, respectively, in accrued bonus payable and (iii) $96.3 thousand and $76.0 thousand, respectively, in accrued audit fees.

Revenue Recognition

The Company follows the guidance of the SAB 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company earns brokerage commissions and trading profits, which are recognized at the time of transaction execution, along with related clearing and other costs. The Company also earns revenue from investment banking and consulting. Monthly consulting fees for investment banking are recognized as earned. Investment banking success fees are revenues that are paid only upon successful completion of a capital raise or other transaction and are generally based on a percentage of the total transaction value. Success fees are recognized when earned as a result of successfully completing a transaction. Other brokerage related income includes revenues related to various retail brokerage services, which is recognized as services are provided.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

The Company does not require collateral from its customers. Revenues are not concentrated in any particular region of the country or with any individual or group.

The Company periodically receives equity instruments which include stock purchase warrants and common and preferred stock from companies as part of compensation for investment banking services. Primarily all such equity instruments are received from small public companies and are typically restricted as to resale, with the Company generally receiving registration rights within one year. When the Company receives equity instruments as compensation for investment banking services, revenue is recognized based on the fair value of these instruments, in accordance with EITF Issue No. 00-8 “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” The Company recognizes revenue for stock purchase warrants based on the Black Scholes valuation model. The revenue recognized related to other equity instruments is determined based on available market information, discounted by a factor reflective of the expected holding period for those particular equity instruments.

The Company also occasionally distributes equity instruments or the proceeds from the sale of equity instruments to its employees, as compensation for their investment banking success. The distributions were made in accordance with individual compensation agreements, which vary on a banker by banker basis. At December 31, 2007 and 2006, the Company did not hold any securities to be distributed in a future period as compensation.

Stock Based Compensation

The Company has a stock option plan under which options to purchase shares of the Company’s common stock may be granted to key employees and directors of the Company, which are more fully described in Note 9 below. Options granted under the plans are non-qualified and are granted at a price equal to the closing market price of the common stock on to the date of grant. Generally, options granted have a term of 5 years from the date of grant and will vest in increments of 25% per year over a 4-year period on the annual anniversary of the grant date.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”) and in March 2005, the SEC issued SAB 107 regarding its interpretation of SFAS No. 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees and is effective for annual periods beginning after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS No. 123R and related interpretive guidance issued by the FASB and SEC using the modified prospective transition method. Under the modified prospective transition method, SFAS No. 123R applies to new awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of the awards for which the requisite service period has not been rendered as of the required effective date is recognized as the requisite service is rendered on or after the required effective date. Accordingly, the Company’s Consolidated Financial Statements have not been restated for prior periods to reflect the adoption of SFAS No. 123R.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the SFAS No. 123, “Accounting for Stock-Based Compensation.”

2005
Net income (loss), as reported	$(1,141.5)
Pro forma stock-based compensation expense, net of taxes	(544.0)
Pro forma net income (loss)	$(1,685.5)
Basic and diluted net income (loss) per share, as reported	$(0.02)
Pro forma stock-based compensation expense	$(0.01)
Pro forma net income earnings (loss) per share - basic and diluted	$(0.03)
Risk-free interest rate	4.25%
Expected dividend yield	—
Expected term	4 - 5 years
Expected volatility	72%

Forgivable Loans

In order to remain competitive in the marketplace, the Company has granted forgivable loans to certain employees, primarily registered representatives, as part of their compensation package in order to attract them to join the firm. The terms of the loans generally range from one to three years. For each year the employee is in good standing with the Company, the Company forgives a ratable portion of the loan and charges this amount to compensation expense. If the employee is terminated, the principal balance is due and payable immediately.

The Company makes every effort to collect any monies due on forgivable loans. The loans do not bear interest and interest is not imputed because the amounts of imputed interest would be immaterial to the Company’s Consolidated Financial Statements and because the Company’s ability to collect such interest would not be probable. As of December 31, 2007 and 2006, the balance of the forgivable loans was $26.7 thousand and $58.8 thousand, respectively.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses approximate their fair values. The fair values of the Company’s marketable securities is primarily based on quoted market prices.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. This statement, as it relates to financial assets and liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On February 12, 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities. Upon adoption, the provisions of SFAS No. 157 are to be applied prospectively with limited exceptions. The adoption of SFAS No. 157 is not expected to have a material impact on our Consolidated Financial Statements.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  - (continued)

As of January 1, 2007, the Company also adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The adoption of SFAS No. 155 did not have a material impact on our Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect of adopting SFAS No. 159 on its Consolidated Financial Statements.

In May 2007, the FASB issued FSP FIN No. 46R-7, “Application of FASB Interpretation No. 46(R) to Investment Companies.” FSP FIN No. 46R-7 amends the scope of the exception to FIN No. 46R to state that investments accounted for at fair value in accordance with the specialized accounting guidance in the American Institute of Certified Public Accountants Audit and Accounting Guide, Investment Companies, are not subject to consolidation under FIN No. 46R. This interpretation is effective for fiscal years beginning on or after December 15, 2007. The Company does not expect the adoption of FSP FIN No. 46R-7 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R is a revision to SFAS No. 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase accounting” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustments to provisional amounts recorded in connection with acquisitions. SFAS No.141R retains the fundamental requirement of SFAS No. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. The Company is currently evaluating the requirements of SFAS No. 141R.

The FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements -  an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” in December 2007. This Statement amends ARB No. 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS No. 160 is effective for periods beginning after December 15, 2008. The Company is currently evaluating the requirements of SFAS No. 160.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

2. Merger Agreement

On November 7, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with National Holdings Corporation (“National”). Pursuant to the Merger Agreement, upon the closing of the Merger (the “Effective Date”), each share of the Company’s common stock outstanding immediately prior to the closing of the Merger (other than shares held by National or the Company or any of the Company’s stockholders who properly exercise dissenters’ rights under Delaware law) will automatically be converted into the right to receive 0.14 shares of National common stock, plus any cash in lieu of fractional shares of National common stock.

Each option to purchase shares of the Company’s common stock outstanding upon the Effective Date will be converted into options to acquire the number of shares of National common stock determined by multiplying (i) the number of shares of the Company’s common stock underlying each outstanding stock option immediately prior to the effective time of the Merger by (ii) 0.14, at a price per share of National common stock equal to (i) the exercise price per share of each stock option otherwise purchasable pursuant to the stock option divided by (ii) 0.14. Each warrant to purchase shares of the Company’s common stock outstanding on the Effective Date will be exercisable to purchase the number of shares of National common stock determined by multiplying (i) the number of shares of the Company’s common stock underlying each outstanding warrant by (ii) 0.14, at a price per share of National common stock equal to (i) the aggregate exercise price of such outstanding warrant to purchase the Company’s common stock divided by (ii) the number of shares of National common stock for which such warrant is exercisable, as determined above.

Completion of the Merger is subject to various customary conditions, including, among others, (i) requisite approvals of the Company’s stockholders, (ii) completion by National of a private placement of equity securities resulting in gross proceeds of at least $3 million, (iii) effectiveness of the registration statement for the National securities to be issued in the Merger, (iv) absence of any suit, proceeding or investigation challenging or seeking to restrain or prohibit the Merger, and (v) FINRA and any other applicable regulatory approvals. No assurance can be given that the Company will consummate a merger with National.

3. Property and Equipment

At December 31, 2007 and 2006, property and equipment, net, consisted of the following:

	2007	2006
Furniture and fixtures	$90.8	$90.8
Equipment	791.4	727.5
Capital leases - computer equipment	1,193.7	704.5
Leasehold improvements	174.8	174.8
Software	257.8	214.8
	2,508.5	1,912.4
Less: accumulated depreciation	(1,707.7)	(1,251.4)
Property and equipment, net	$800.8	$661.0

The Company recorded depreciation expense of $456.3 thousand, $386.3 thousand and $299.6 thousand in the years ended December 31, 2007, 2006 and 2005, respectively.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

4. Acquisitions

Sterling Financial Acquisition

On May 11, 2006, vFinance Investments purchased certain assets of Sterling Financial Investment Group, Inc. (“SFIG”) and Sterling Financial Group of Companies, Inc. (“SFGC” and together with SFIG, “Sterling Financial”). The assets acquired from Sterling Financial consisted primarily of client accounts from Sterling Financial’s Institutional Fixed Income and Latin American businesses. These transactions were approved by the National Association of Securities Dealers, Inc. on April 28, 2006.

Purchase price consideration consisted of 13.0 million shares of the Company’s common stock, to which the Company has granted certain registration rights. The assets acquired in this transaction were the Sterling Financial customer relationships, which were capitalized as an intangible asset, customer relationships, at the time of acquisition in accordance with SFAS No. 142. The purchase price of the customer relationships was determined to be $3.4 million, based on the average closing price of the Company’s stock for the five days prior to completing the acquisition, to be amortized over an expected useful life of five years. The results of operations of the acquired customer relationships are included in the Company’s results of operations since the acquisition in May 2006.

Pro Forma Financial Information

The following unaudited Pro Forma Combined Financial Statements of Sterling and vFinance gives effect to the acquisition of certain assets of Sterling Financial, as though the transactions occurred as of January 1, 2005. This unaudited pro forma information is presented for informational purposes, based upon available data and assumptions that management believes are reasonable, and is not necessarily indicative of future results:

	2006
	vFinance	Sterling	Adjustments	Pro Forma
	(Restated)
Total revenue	$38,552.7	$3,759.4	$—	$42,312.1
Income (loss) from operations	(2,300.6)	48.0	(340.6)	(2,593.2)
Net income (loss)	(2,175.7)	48.0	(340.6)	(2,468.3)
Loss per share - basic and diluted	$(0.04)		$(0.07)	$(0.05)
Wt. avg. shares outstanding - basic and diluted	48,714.8		4,642.9	53,357.7

	2005
	vFinance	Sterling	Adjustments	Pro Forma
	(Restated)
Total revenue	$25,928.8	$9,954.5	$—	$35,883.3
Income (loss) from operations	(1,304.1)	447.6	(681.2)	(1,537.7)
Net income (loss)	(1,141.5)	447.6	(681.2)	(1,375.1)
Loss per share - basic and diluted	$(0.03)		$(0.05)	$(0.03)
Wt. avg. shares outstanding - basic and diluted	40,049.7		13,000.0	53,049.7

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

5. Customer Relationships

At December 31, 2007 and 2006, customer relationships totaled $3.3 million and $4.1 million, net of accumulated amortization of $1.6 million and $737.4 thousand, respectively.

Acquired customer relationships are amortized using the straight-line method over their estimated useful lives, which coincide with their expected revenue-generating lives, which range from five to ten years. The Company recorded amortization expense of $827.9 thousand, $572.4 thousand and $146.7 thousand in the years ended December 31, 2007, 2006 and 2005, respectively.

The approximate future amortization expense related to these customer relationships is as follows (in thousands):

2008	$828.0
2009	$828.0
2010	$828.0
2011	$402.0
2012	$147.0
Thereafter	$254.6

6. Net Capital Requirement

Both vFinance Investments and EquityStation are subject to the SEC’s Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At December 31, 2007, vFinance Investments had net capital of $1.48 million, which was $481.7 thousand in excess of its required net capital of $1.0 million. EquityStation had net capital of $543.4 thousand that was $443.4 thousand in excess of its required net capital of $100.0 thousand.

vFinance Investments’ percentage of aggregate indebtedness to net capital was 289.6% in 2007. EquityStation’s percentage of aggregate indebtedness to net capital was 35.8% in 2007. vFinance Investments and EquityStation qualify under the exemptive provisions of Rule 15c3-3 under Section (k)(2)(ii) of the Rule, as they do not carry security accounts of customers or perform custodial functions related to customer securities.

7. Related Party Transactions

Employment Agreements

On May 12, 2006, the Company and Mr. Sokolow entered into an amendment to Mr. Sokolow’s Employment Agreement to provide a base salary of $343,511. On December 29, 2006, the Company and Mr. Sokolow entered into another amendment to Mr. Sokolow’s Employment Agreement, pursuant to which Mr. Sokolow serves as the Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer. Mr. Sokolow’s base salary was increased from $343,511 per annum to $396,750 per annum, subject to an annual increase based on the reported cost of living adjustment beginning January 1, 2008. None of the other terms of the Sokolow Employment Agreement were modified in any material respect.

On the Effective Date of the Merger, Mr. Sokolow’s present employment as the Company’s Chairman and Chief Executive Officer and his present employment agreement with the Company dated November 16, 2004, as amended, will be terminated. Accordingly, pursuant to the terms of Mr. Sokolow’s present employment agreement with the Company dated November 16, 2004, as amended, Mr. Sokolow will be entitled to a lump sum cash payment of $1,150,000 as of the Effective Date. On the Effective Date, the Company will enter into an employment termination agreement with Mr. Sokolow. See Note 2 for additional information about the Merger.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

7. Related Party Transactions  - (continued)
On December 29, 2006, the Company and Mr. Mahoney entered into a Resignation Agreement (the “Resignation Agreement”), pursuant to which Mr. Mahoney resigned from his positions as the Chairman of the Company’s Board of Directors and the Company’s Chief Operating Officer effective January 3, 2007. In accordance with the Resignation Agreement, the Company agreed to pay to Mr. Mahoney, upon a Change in Control, as defined in the Resignation Agreement, anytime from January 3, 2007 up to and including January 3, 2010 an amount equal to: (a) twice the sum of Mr. Mahoney’s highest annual base salary during his employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by Mr. Mahoney during the three years preceding the Change in Control and (ii) the highest bonus, incentive or other compensation payment Mr. Mahoney was entitled to receive during the three years preceding the Change in Control. In the event of a Change in Control, all stock options, warrants, stock appreciation rights and other similar securities held by Mr. Mahoney will become immediately and fully vested. The closing of the Merger with National will not result in a Change in Control for purposes of the Resignation Agreement.

In connection with Mr. Mahoney’s resignation, on December 29, 2006, the Company and Mr. Mahoney’s jointly terminated Mr. Mahoney’s Amended and Restated Employment Agreement dated November 16, 2004, which termination was effective January 3, 2007. The termination of the employment agreement prior to the expiration of its term will not cause the Company to incur any early termination penalties of any kind, and all post-employment matters between Mr. Mahoney and the Company are governed by the Resignation Agreement.

JSM Capital Holding Corp.

On January 1, 2003, the Company entered into an agreement with JSM Capital Holding Corp. (“JSM”), a retail brokerage operations headquartered in New York and founded by John S. Matthews (who was also, at the same time, named the President of the Company’s Retail Brokerage Division). The Company issued JSM 1,000,000 warrants to purchase its common stock at an exercise price of $0.20 in exchange for a 19% equity position in JSM. The warrants were valued using the Black-Scholes valuation method which calculated the value to be $0.08 per warrant, or $80,000. The Company accounted for this investment using the cost method. In August 2005, the relationship between the Company and JSM was terminated, and the Company fully impaired the investment in JSM in the fourth quarter of 2005, when it was determined that JSM has no remaining material assets or operations.

8. Shareholders’ Equity

Common Stock

In 2006, the Company increased its authorized number of shares of common stock from 75.0 million to 100.0 million.

Preferred Stock

The Company is authorized to issue up to 2.5 million shares of Preferred Stock. 122.5 thousand shares were designated as Series A Convertible Preferred Stock, par value $0.01 per share, and 50.0 thousand shares were designated as Series B Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2007 and 2006, there was no Preferred Stock outstanding.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

8. Shareholders’ Equity  - (continued)

Warrants

The Company has issued warrants to purchase shares of the Company’s common stock, primarily in connection with financing transactions, acquisitions and litigation settlements. A summary of the warrant activity for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price	Range of Exercise Price	Exercisable
Outstanding at December 31, 2004	8,096.4	$1.18	0.15 - 7.20	8,086.4
Issued	—	—	—
Exercised	—	—	—
Expired	(436.8)	$2.21	0.35 - 6.00
Outstanding at December 31, 2005	7,659.6	$1.12	0.15 - 7.20	7,649.6
Issued	3,299.7	$0.11	0.11
Exercised	—	—	—
Expired	(6,999.6)	$1.18	0.15 - 7.20
Outstanding at December 31, 2006	3,959.7	$0.16	0.11 - 0.63	3,949.7
Issued	3,206.8	$0.12	0.11 - 0.35
Exercised	—
Expired	(3,299.7)	$0.11	0.11
Outstanding at December 31, 2007	3,866.8	$0.18	0.11 - 2.15	3,856.8

The following table summarizes information concerning warrants outstanding at December 31, 2007:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.11	2,606.8	1.84
$0.15	750.0	0.12
$0.30	100.0	2.14
$0.625	400.0	3.63
$2.250	10.0	0.84
	3,866.8	1.71	$0.18

There were 3.2 million and 3.3 million warrants issued in 2007 and 2006, respectively. There were no warrants issued in 2005. The weighted average issue-date fair value of warrants issued equaled $0.12 and $0.13 in 2007 and 2006, respectively. As of December 31, 2007, the aggregate intrinsic value of the Company’s outstanding and exercisable warrants was $238.5 thousand.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

9. Stock Options

During 2007 and 2006, the Company recorded $474.9 thousand and $448.2 thousand, respectively, of compensation expense (included as Compensation, commission and benefits costs in the Consolidated Statements of Operations) attributable to stock options granted or vested subsequent to December 31, 2005.

The Company uses the Black-Scholes valuation model to determine compensation expense and amortizes compensation expense over the requisite service period of the grants on a straight-line basis. The following table summaries the assumptions used:

	2007	2006
Risk-free interest rate	3.75% - 4.75%	4.25% - 5.25%
Expected dividend yield	—	—
Expected term	Five years	Five years
Expected volatility	63.3% - 85.3%	72.4% - 80.7%

The risk free investment rate is based on the U.S. Treasury yield curve at the time of grant. The expected term of stock options granted is derived from historical data and represents the period of time that stock options are expected to be outstanding. The expected volatility is based on historical volatility, implied volatility and other factors impacting the Company.

The following table summarizes the stock option activity during 2007:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	15,578.7	$0.20
Granted	5,335.0	$0.20
Exercised	—	$—
Forfeited and expired	(4,133.8)	$0.21
Options outstanding at end of year	16,779.9	$0.19	3.32	$181.70
Options exercisable at end of year	7,635.3	$0.19	2.84	$113.70
Options available for future grants	—

The weighted-average grant-date fair value of stock options granted during 2007, 2006 and 2005 was $0.20, $0.14 and $0.13, respectively. The total intrinsic value of stock options exercised during 2005 was $113.5 thousand. There were no stock options exercised in 2007 or 2006.

A summary of non-vested stock option transactions is as follows for 2007:

	Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested at beginning of period	11,026.2	$0.20
Granted	5,335.0	$0.20
Vested	(3,062.8)	$0.20
Forfeited and expired	(4,133.8)	$0.21
Nonvested at end of period	9,164.6	$0.20

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

9. Stock Options  - (continued)

As of December 31, 2007, there was $1.14 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a period of four years. The total fair value of shares vested during 2007 was $715.0 thousand.

10. Earnings Per Share

The Company calculates earnings per share in accordance with SFAS No. 128, “Earnings per Share”. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the “treasury stock” method, as follows:

	Year Ended December 31,
	2007	2006	2005
Weighted average shares outstanding - basic	54,805.2	48,714.8	40,049.7
Effect of dilutive stock options and warrants	—	—	—
Weighted average shares outstanding - diluted	54,805.2	48,714.8	40,049.7

As of December 31, 2007, 2006 and 2005 the Company had 20.6 million and 19.5 million and 22.3 million stock options and warrants outstanding, respectively, none of which have been included in diluted earnings per share since they would have been anti-dilutive as a result of the net losses in 2007, 2006 and 2005.

11. Debt and Capital Lease Obligations

Capital lease obligations at December 31, 2007 consisted of the following:

Obligations under capital lease	544.5
Less: current maturities	(247.0)
$297.5

Future minimum lease payments for equipment under capital leases at December 31, 2007 are as follows:

Year Ending December 31:	Amount
2008	$277.8
2009	210.2
2010	110.6
2011	—
2012	—
Thereafter	—
Total minimum lease payments	598.6
Less: amounts representing interest	(54.1)
Present value of net minimum lease payments	544.5
Less: current portion	(247.0)
$297.5

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

12. Income Taxes

The components of the Company’s tax provision for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006	2005
Current income tax expense	$—	$—	$—
Deferred income tax (benefit)	—	—	—
	$—	$—	$—

The reconciliation of the income tax computed at the U.S. Federal statutory rate to income tax expense for the period ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Tax benefit at statutory rate of 35%	$(611.1)	$(761.5)	$(399.5)
State income taxes, net of Federal benefit	(56.7)	(70.7)	(37.1)
Nondeductible expenses	258.1	75.4	609.9
Change in valuation allowance	409.7	756.8	(173.3)
Net income tax expense (benefit)	$—	$—	$—

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company’s deferred income tax assets and liabilities consist of the following:

	2007	2006
Deferred tax assets:
Net operating loss carry-forwards	$4,881.9	$4,823.2
Deferred rent	58.6	66.0
Allowance for doubtful accounts	22.9	—
Stock options	171.4	171.0
Impairment of investment in JSM	30.6	30.0
Accrued bonuses	164.7	117.0
Depreciation and amortization	319.9	49.0
Deferred revenue	19.1	34.0
Reserve for settlements	72.7	37.0
	5,741.8	5,327.2
Valuation allowance	(5,741.8)	(5,327.2)
Net deferred tax asset	$—	$—

Net operating loss carry-forwards totaled approximately $12.8 million at December 31, 2007. The net operating loss carry-forwards can be utilized or expire if not utilized through the tax year ending in 2027. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2007 and 2006, due to the uncertainty of realizing the deferred tax assets. The valuation allowance incresead by $414.6 during the year ended December 31, 2007.

Utilization of the Company’s net operating loss carry-forwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

12. Income Taxes  - (continued)

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as a clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management has evaluated all of its tax positions and determined that FIN 48 did not have a material impact on the Company’s financial position or results of operations during its year ended December 31, 2007.

13. Commitments and Contingencies

Clearing Agreement

vFinance Investments entered into a clearing agreement with NFS in 2004 (the “Clearing Agreement”). NFS acquired the vFinance Investment’s prior clearing firm and made a payment to extinguish $1.5 million owed by the Company under a credit facility in connection with that acquisition.

The new Clearing Agreement requires NFS to pay a monthly incentive bonus to the Company up to $25.0 thousand per month over the five-year term of the Clearing Agreement (to an aggregate of $1.5 million). The Company also received a $200.0 thousand payment from NFS in 2004, as compensation for the transition costs associated with migrating to a new clearing firm. As consideration for these incentives, NFS required a termination fee of $1.7 million in the event vFinance Investments terminates the Clearing Agreement. This fee is reduced annually on a pro rata basis over the five year term of the Clearing Agreement. As of December 31, 2007, the contingent obligation of the Company associated with this Clearing Agreement was $680.0 thousand.

In May 2007, EquityStation received notification from Merrill Lynch Pierce Fenner & Smith, Broadcort Division (“Merrill”) that effective September 22, 2007 it intended to terminate its clearing agreement with EquityStation, in accordance with the clearing agreement. On September 4, 2007, Merrill extended the termination date to October 23, 2007 and granted an additional extension on October 8, 2007 until November 30, 2007. This termination did not result in a material impact to its Consolidated Financial Statements, as it signed a clearing agreement with Penson Financial Services, Inc. (“Penson Clearing”) on September 7, 2007, and also executed a Tri-party Clearing Agreement through vFinance Investments to clear some of its business through National Financial Services. Clearing has commenced with Penson Clearing and through the Tri-party agreement.

Operating Lease Commitments

The Company leases office space under the terms of operating leases. The following chart shows lease obligations including rental of real property and equipment.

Year Ending December 31:	Amount
2008	$1,358.5
2009	728.2
2010	620.1
2011	635.1
2012	660.0
Thereafter	626.6
Total	4,628.5
Less: sublease rentals	(486.4)
$4,142.1

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

13. Commitments and Contingencies  - (continued)

Total rent expense under operating leases, including space rental, totaled $1.4 million, $1.0 million and $726.3 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

In February 2008, we received notification from the sublessee that occupies 14,000 square feet of office space the Company assumed in the Sterling Financial Acquisition that it was insolvent and would be unable to perform its obligations under the sublease. See Note 17.

Litigation

The Company, including its wholly owned subsidiary vFinance Investments, has been named as a defendant in various lawsuits and customer arbitrations. These claims result from the actions of brokers affiliated with vFinance Investments. In addition, under the vFinance Investments registered representatives’ contract, each registered representative has indemnified the Company for these claims. In accordance with SFAS No. 5 “Accounting for Contingencies,” the Company has established liabilities for potential losses from such complaints, legal actions, investigations and proceedings. In establishing these liabilities, the Company’s management uses its judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of losses. In making these decisions, the Company bases its judgments on knowledge of the situations, consultations with legal counsel and historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect the Company’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, the Company cannot predict with certainty the eventual loss or range of loss related to such matters. If the Company’s judgments prove to be incorrect, its liability for losses and contingencies may not accurately reflect actual losses that result from these actions, which could materially affect results in the period other expenses are ultimately determined. As of December 31, 2007, the Company has accrued approximately $110.0 thousand for these matters. The Company has recently acquired an errors and omissions policy for certain future claims in excess of the policy’s $75.0 thousand per claim deductible, up to an aggregate of $1.0 million. While the Company will vigorously defend itself in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on its financial position.

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on the financial condition or results of operations of the Company and/or its subsidiaries.

The following is a brief summary of certain matters pending against or involving the Company and its subsidiaries.

On or about February 28, 2005, Knight Equity Markets, LP (“Knight”) filed an arbitration action (FINRA Case No. 05-01069) against vFinance Investments, claiming that vFinance Investments received roughly $6.5 million in dividends that allegedly belong to Knight. vFinance Investments asserts that the dividends actually went to two of its clients, Pearl Securities LLC (“Pearl Securities”) and Michael Balog, and that vFinance Investments has no liability. vFinance Investments filed third party claims against Pearl Securities and Michael Balog to bring all of the parties into the action. Knight is seeking approximately $6.5 million in damages plus costs, attorney fees and punitive damages. In January 2008, the Company settled this claim for $325.0 thousand in cash.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

13. Commitments and Contingencies  - (continued)

On or about September 27, 2005, John S. Matthews filed an arbitration action (FINRA Case No. 05-014991) against the Company, claiming that the Company wrongfully terminated his independent contract with the Company and that the Company “stole” his clients and brokers. Mr. Matthews obtained a temporary restraining order and an agreed upon injunction was issued by the FINRA panel. Mr. Matthews and JMS Capital Holding Corp., a plaintiff in the arbitration action also requested unspecified damages resulting from the Company’s alleged improper activity. The Company and Mr. Matthews entered into a settlement agreement in July 2007 with respect to this arbitration action. Pursuant to the terms of the settlement agreement, the Company paid $75.0 thousand to Mr. Matthews in 2007 and is further obligated to make payments to Mr. Matthews totaling $225.0 thousand. In connection with this settlement, the Company recorded $250.0 thousand of arbitration settlement expense (a component of general and administrative costs) during the year ended December 31, 2007.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent. The statement of claim alleges violations of various state and federal securities laws. The statement of claim seeks compensatory damages of approximately $510.0 thousand against vFinance Investments in addition to costs, attorneys’ fees and punitive damages. vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant. vFinance Investments intends to vigorously defend the arbitration.

On March 4, 2008 the Company received a customer arbitration action (FINRA Case No.08-00472) from Claimants, Donald and Patricia Halfmann. Under FINRA’s Code of Arbitration Procedure, vFinance is not required to file a responsive pleading until April 18, 2008. The Halfmanns’ Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmanns’ funds via check alteration and forgery while he was employed by vFinance as the Halfmanns’ financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty’s resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns’ Statement of Claim requests punitive damages, costs and attorney’s fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmanns’ Statement of Claim, a prediction of the likely outcome cannot be made at this time.

The Company engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate a range of $80.0 thousand to $150.0 thousand.

14. Defined Contribution Plan

The Company maintains a defined contribution savings plan in which substantially all employees are eligible to participate. The Company may match up to 25% of the employee’s salary. The Company made no contributions to the plan for the years ended December 31, 2007, 2006 and 2005, respectively.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

15. Cash Flow Information

Supplemental disclosure of cash flow information and non-cash items affecting the statement of cash flows are as follows:

	2007	2006	2005
Supplemental cash flow disclosures:
Cash paid for interest during the year	$80.6	$59.7	$30.7
Cash paid for income taxes during the year	$—	$—	$—
Non-cash items affecting investing and financing activities:
Acquisition of computer equipment under capital leases	$489.2	$132.0	$368.0
Common stock issued for acquisition	$—	$3,406.0	$—

15. Concentrations of Credit Risk

The Company maintains its cash in bank and brokerage deposit accounts, the majority of which, at times, are either uninsured or may exceed federally insured limits. At December 31, 2007, the Company had $4.4 million in United States bank deposits, which exceeded federally insured limits. The Company places its cash with high quality insured financial institutions and has not experienced any losses in such accounts through December 31, 2007.

The Company and its subsidiaries are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. The Company clears a substantial portion of its retail, wholesale and market-making transactions through a single clearing broker. Similarly, the Company clears most of its fixed income security transactions through another clearing broker. In the event these or other such counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

16. Quarterly Financial Data

As discussed in Note 1 to the Consolidated Financial Statements, the Company’s Consolidated Financial Statements have been restated in accordance with SFAS No. 154 to correct certain errors. The following tables present certain items in the Company’s Consolidated Statements of Income for each of the quarterly periods in 2007 and 2006.

	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, as reported	$12,019.2	$13,196.4	$11,010.3
Effect of restatement	21.0	(114.9)	(24.3)
Revenues - restated	$12,040.2	$13,081.5	$10,986.0	$14,491.0
Income (loss) from operations, as reported	$36.7	$(128.7)	$(700.5)
Effect of restatement	21.0	(114.9)	(24.3)
Income (loss) from operations - restated	$57.7	$(243.6)	$(724.8)	$(959.0)
Net income (loss), as reported	$37.8	$(129.9)	$(641.3)
Effect of restatement	21.0	(114.9)	(24.3)
Net income (loss) - restated	$58.8	$(244.8)	$(665.6)	$(894.4)
Net income (loss) per share - basic, as reported	$0.00	$(0.00)	$(0.01)	$(0.02)
Effect of restatement	—	—	—	—
Net income (loss) per share - basic - restated	$0.00	$(0.00)	$(0.01)	$(0.02)
Weighted avg. shares outstanding - basic	54,729.9	54,829.9	54,829.9	54,829.9
Net income (loss) per share - diluted, as reported	$0.00	$(0.00)	$(0.01)	$(0.02)
Effect of restatement	—	—	—	—
Net income (loss) per share - diluted - restated	$—	$—	$(0.01)	$(0.02)
Weighted avg. shares outstanding - diluted	56,125.1	54,829.9	54,829.9	54,829.9

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

16. Quarterly Financial Data  - (continued)

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	Three Months Ended September 30, 2006	Three Months Ended December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited) (3)
Revenues, as reported (1)	$9,007.6	$9,654.5	$9,529.4	$10,403.4
Effect of restatement	(83.1)	(98.1)	(40.5)	179.5
Revenues - restated	$8,924.5	$9,556.4	$9,488.9	$10,582.9
Income (loss) from operations, as reported (1)	$388.4	$(361.5)	$(433.8)	$(1,851.5)
Effect of restatement	(83.1)	(98.1)	(40.5)	179.5
Income (loss) from operations - restated	$305.3	$(459.6)	$(474.3)	$(1,672.0)
Net income (loss), as reported (1)	$411.6	$(342.8)	$(385.7)	$(1,816.6)
Effect of restatement	(83.1)	(98.1)	(40.6)	179.6
Income (loss) from operations - restated	$328.5	$(440.9)	$(426.3)	$(1,637.0)
Net income (loss) per share - basic, as reported (1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Effect of restatement	—	—	—	—
Net income (loss) per share - basic - restated	$0.01	$(0.01)	$(0.01)	$(0.03)
Weighted avg. shares outstanding - basic	40,126.1	47,269.0	53,126.1	53,357.6
Net income (loss) per share - diluted, as reported (1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Effect of restatement	—	—	—	—
Net income (loss) per share - diluted - restated	$0.01	$(0.01)	$(0.01)	$(0.03)
Weighted avg. shares outstanding - diluted	42,231.2	47,269.0	53,126.1	53,357.6

(1)	Amounts labeled “as reported” represent amounts reported in Note 18 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Revenues and operating expenses increased in the second, third and fourth quarters of 2006 compared to the first quarter of 2006, primarily as a result of the Sterling Financial acquisition.

(3)
The Company’s loss from operations and net loss increased during the quarter ended December 31, 2006, primarily as a result of $261.3 thousand of expenses recorded in connection with arbitration settlements, the forgiveness of $215.0 thousand due from an unconsolidated affiliate, the accrual of incentive compensation paid in 2007 and a decrease in success fee revenues derived from investment banking services compared to prior quarters.

17. Subsequent Events

In February 2008, we received notification from the sublessee that occupies 14,000 square feet of office space the Company assumed in the Sterling Financial Acquisition that it was insolvent and would be unable to perform its obligations under the sublease. As of March 5, 2008, this sublessee vacated the premises and the Company began to market the property to identify a replacement sublessee. The Company does not expect the identification of a replacement sublessee or the terms upon which the property may be subleased to result in a material adverse effect to the Company’s financial position or results of operations.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

17. Subsequent Events  - (continued)

On March 4, 2008 the Company received a customer arbitration action (FINRA Case No.08-00472) from Claimants, Donald and Patricia Halfmann. Under FINRA’s Code of Arbitration Procedure, vFinance is not required to file a responsive pleading until April 18, 2008. The Halfmanns’ Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmanns’ funds via check alteration and forgery while he was employed by vFinance as the Halfmanns’ financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty’s resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns’ Statement of Claim requests punitive damages, costs and attorney’s fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmanns’ Statement of Claim, a prediction of the likely outcome cannot be made at this time.

12,716,185 Shares

Common Stock

NATIONAL
HOLDINGS CORPORATION

National Holdings Corporation

PROSPECTUS

October 3, 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Amount
SEC Registration Fee	$479
Printing Expenses	2,500
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	15,000
Miscellaneous	2,021
Total	$25,000

All of the above fees are estimates. All of the above expenses will be borne by the Registrant.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Our Amended and Restated By-laws provide that the Company is required to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of the Company, a party seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that the court deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

The above discussion of the our Certificate of Incorporation, as amended, and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, as amended, Amended and Restated By-laws and statute.

Item 15. Recent Sales of Unregistered Securities.

The Company sold the securities described below during past three years from the date hereof without being registered under the Securities Act of 1933, as amended (the “Securities Act”):

In January 2006, the Company consummated a private placement of its securities to a limited number of accredited investors. We issued an aggregate of 10,000 shares of our newly created Series B Preferred Stock, which were convertible into common stock at a price of $.75 per share, and $1,000,000 in principal amount of five-year, 11% convertible promissory notes, which were convertible into common stock at a price of $1.00 per share. The noteholders received five-year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.00 per share. In June 2007, pursuant to the mandatory conversion provisions of these notes, the Company issued 1,024,413 shares of its common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest. In July 2007, the Company exercised the conversion option contained in its Series B preferred stock and issued 1,333,333 shares of its common stock for the retirement of the Series B preferred stock.

In March 2006, the Company consummated a private placement of its securities to an accredited investor. We issued an aggregate of 159,090 shares of our common stock, at a price of $1.10 per share.

On February 22, 2007, the Company consummated a private placement of its securities to a limited number of accredited investors. We sold to the Investors 10% promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $1.40. The securities were sold for a gross purchase price of $1.0 million. The Company also entered into a registration rights agreement in connection with the private placement.

On March 31, 2008, the Company consummated a private placement of its securities to one institutional investor. In connection with the private placement, we sold to a 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 and a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.50 per share. The Company also entered into a registration rights agreement in connection with the private placement.

On June 30, 2008, the Company consummated a private placement of its securities to one institutional investor. In connection with the private placement, we sold to a 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 and a warrant to purchase 468,750 shares of our common stock, at an exercise price of $2.00. The Company also entered into a registration rights agreement in connection with the private placement.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement:

2.1
Agreement and Plan of Merger, dated as of November 7, 2007 by and among National, vFinance, Inc. and vFin Acquisition Corporation, previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 8 2007 and hereby incorporated by reference.

2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated April 17, 2008 by and among National, vFinance, Inc. and vFin Acquisition Corporation, previously filed as Exhibit 2.2 to the Company’s Registration Statement on Form S-4 in April 2008 and hereby incorporated by reference.

3.1	Certificate of Incorporation, as amended, previously filed as Exhibit 3.5. to Form 10-Q in May 2004 and hereby incorporated by reference.
3.2	The Company’s Bylaws, as amended, previously filed as Exhibit 3.3 to Form 10-Q in February 2002, and hereby incorporated by reference.
3.3	The Company’s By-Laws, as amended and restated on December 12, 2001.
3.4
Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, as amended, previously filed as Exhibit 3.6 to Form 10-Q in May 2004 and hereby incorporated by reference.

3.5
Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on January 11, 2006, previously filed as Exhibit 3.5 to Form 8-K in January 2006 and hereby incorporated by reference.

3.6
Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.6 to Form 10-Q in May 2006 and hereby incorporated by reference.

3.7
Certificate of Amendment to the Certificate of Designation of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.7 to Form 10-Q in May 2006 and hereby incorporated by reference.

3.8
Certificate of Amendment to the Certificate of Incorporation, previously filed as Exhibit 3.8 to Amendment No. 1 to the Company’s Registration Statement on Form S-4, dated May 6, 2008 and hereby incorporated by reference.

4.1	Form of Warrant, previously filed as Exhibit 4.1 to Form 8-K in January 2006 and hereby incorporated by reference.
4.2	Form of Promissory Note, previously filed as Exhibit 4.2 to Form 8-K in January 2006 and hereby incorporated by reference.
4.3	Amendment No. 1 to 11% Convertible Promissory Note filed as Exhibit 4.3 to Form 10-Q in February 2007 and hereby incorporated by reference.
4.4	Form of Warrant filed as Exhibit 4.4 to Form 8-K in February 2007 and hereby incorporated by reference.
4.5	Form of 10% Promissory Note filed as Exhibit 4.5 to Form 8-K in February 2007 and hereby incorporated by reference.
4.6	Form of Warrant filed as Exhibit 4.6 to Form 8-K in April 2008 and hereby incorporated by reference.
4.7	Form of 10% Senior Subordinated Convertible Promissory Note filed as Exhibit 4.7 to Form 8-K in April 2008 and hereby incorporated by reference.

4.8	Warrant, dated as of June 30, 2008, filed as Exhibit 4.8 to Form 8-K in July 2008 and hereby incorporated by reference.
4.9	10% Senior Subordinated Convertible Promissory Note, dated June 30, 2008 filed as Exhibit 4.9 to Form 8-K in July 2008 and hereby incorporated by reference.
5.1***	Opinion of Littman Krooks LLP as to the legality of the securities being registered.
10.1	Office lease, Chicago, Illinois, previously filed as Exhibit 10.27 to Form 10-K in December 1996 and hereby incorporated by reference.
10.2	Amended office lease, Chicago, Illinois, previously filed as Exhibit 10.29 to Form 10-K in December 1996 and hereby incorporated by reference.
10.3	Office lease, Seattle, Washington previously filed as Exhibit 10.20 to Form 10-K in December 1999 and hereby incorporated by reference.
10.4	Office lease, Seattle, Washington previously filed as Exhibit 10.20 to Form 10-K in December 1999 and hereby incorporated by reference.
10.5	Form of Note payable agreement dated January 2001, previously filed as Exhibit 10.23 to Form 10-Q in May 2001 and hereby incorporated by reference.
10.6	Secured Demand Note dated February 2001, previously filed as Exhibit 10.24 to Form 10-Q in May 2001 and hereby incorporated by reference.
10.7	Loan and security agreement dated January 2001, previously filed as Exhibit 10.25 to Form 10-Q in February 2001 and hereby incorporated by reference.
10.8	2001 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2001 and hereby incorporated by reference.
10.9	Audit committee charter, previously filed as Exhibit 10.22 to Form 10-Q in August 2000 and hereby incorporated by reference.
10.10
Purchase Agreement by and among Olympic Cascade Financial Corporation, Mark Goldwasser and Triage Partners, LLC dated as of December 14, 2001, previously filed as Exhibit 10.30 to Form 8-K in January 2002 and hereby incorporated by reference.

10.11
Stock Purchase Agreement between Steven A. Rothstein, certain other persons or entities and Triage Partners, LLC dated as of December 14, 2001, previously filed as Exhibit 10.31 to Form 8-K in January 2002 and hereby incorporated by reference.

10.12
Securities Exchange Agreement by and among Olympic Cascade Financial Corporation, Gregory P. Kusnick, Karen Jo Gustafson, Gregory C. Lowney and Maryanne K. Snyder dated as of December 14, 2001, previously filed as Exhibit 10.32 to Form 8-K in January 2002 and hereby incorporated by reference.

10.13	Form of Warrant issued in December 2002.
10.14	Form of Securities Purchase Agreement, previously filed as Exhibit 10.36 to Form 8-K in February 2004 and hereby incorporated by reference.
10.15	Form of Note, previously filed as Exhibit 10.37 to Form 8-K in February 2004 and hereby incorporated by reference.
10.16	Form of Warrant, previously filed as Exhibit 10.38 to Form 8-K in February 2004 and hereby incorporated by reference.
10.17	Form of Registration Rights Agreement, previously filed as Exhibit 10.39 to Form 8-K in February 2004 and hereby incorporated by reference.
10.18	Clearing Agreement previously filed as Exhibit 10.36 to Form 10-K in June 2004 and hereby incorporated by reference.
10.19	Form of Warrant issued in August 2004 filed as Exhibit 10.40 to Form 8-K in August 2004 and hereby incorporated by reference.
10.20	Form of Registration Rights Agreement dated in August 2004 filed as Exhibit 10.41 to Form 8-K in August 2004 and hereby incorporated by reference.
10.21	Severance Agreement dated February 4, 2005 between Michael A. Bresner and National Securities Corporation filed as Exhibit 10.43 to Form 8-K in February 2005 and hereby incorporated by reference.*
10.22
Securities Purchase Agreement dated as of January 11, 2006 by and among Olympic Cascade Financial Corporation and the investors set forth therein, previously filed as Exhibit 10.48 to Form 8-K in January 2006 and hereby incorporated by reference.

10.23
Registration Rights Agreement dated as of January 11, 2006 by and among Olympic Cascade Financial Corporation and the investors set forth therein, previously filed as Exhibit 10.49 to Form 8-K in January 2006 and hereby incorporated by reference.

10.24	Securities Purchase Agreement dated as of March 17, 2006 filed as Exhibit 10.51 to Form 10-Q in May 2006 and hereby incorporated by reference.
10.25
Securities Purchase Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.52 to Form 8-K in February 2007 and hereby incorporated by reference.

10.26
Registration Rights Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.53 to Form 8-K in February 2007 and hereby incorporated by reference.

10.27	2006 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2006 and hereby incorporated by reference.*
10.28	2008 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2008 and hereby incorporated by reference.*
10.29
Securities Purchase Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.31 to Form 8-K in April 2008 and hereby incorporated by reference.

10.30
Registration Rights Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.32 to Form 8-K in April 2008 and hereby incorporated by reference.

10.31
Agreement, dated April 16, 2008, by and between the Company and St. Cloud Capital Partners II, L.P, previously filed as Exhibit 10.33 to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed may 9, 2008 and hereby incorporated by reference.

10.32
Securities Purchase Agreement, dated as of June 30, 2008 by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.34 to Form 8-K in July 2008 and hereby incorporated by reference.

10.33
Registration Rights Agreement, dated as of June 30, 2008 by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.35 to Form -K in July 2008 and hereby incorporated by reference.

10.34	Employment Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser, previously filed as Exhibit 10.36 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.35	Employment Agreement, dated as of July 1, 2008, by and between the Company and Leonard J. Sokolow, previously filed as Exhibit 10.37 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.36	Employment Agreement, dated as of July 1, 2008, by and between the Company and Alan B. Levin previously filed as Exhibit 10.38 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.37	Option Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser, previously filed as Exhibit 10.39 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.38	Option Agreement, dated as of July 1, 2008, by and between the Company and Leonard J. Sokolow previously filed as Exhibit 10.40 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.39
Voting Agreement, dated as of July 1, 2008, by and among the Company, Mark Goldwasser, Leonard J. Sokolow and Christopher C. Dewey previously filed as Exhibit 10.41 to Form 8-K in July 2008 and hereby incorporated by reference.

10.40	Termination Agreement, dated as of July 1, 2008, by and between vFinance, Inc. and Leonard J. Sokolow previously filed as Exhibit 10.42 to Form 8-K in July 2008 and hereby incorporated by reference.
14.	The Code of Ethics.
16.1	Change in Certifying Accountant, previously filed in Form 8-K in August 1998 and hereby incorporated by reference.

16.2	Investment Transaction previously filed in Form 8-K in January 2002 and hereby incorporated by reference.
16.3	Resignation of Director previously filed in Form 8-K in April 2002 and hereby incorporated by reference.
16.4	Change in its Independent Public Accountants, previously filed in Form 8-K in May 2003 and hereby incorporated by reference.
16.5	Change in its Independent Public Accountants, previously filed in Form 8-K in October 2003 and hereby incorporated by reference.
23.1**	Consent of Marcum & Kliegman LLP.
23.2***	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.
23.3**	Consent of Sherb & Co., LLP.
24.1**	Power of Attorney, included in the signature page of this Registration Statement.

*      Compensatory agreements
**    Filed herewith
***  To be filed by amendment

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; and

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 3rd day of October, 2008.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Mark Goldwasser
Mark Goldwasser
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Mark Goldwasser his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on National's behalf and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark Goldwasser	Chairman, Chief Executive Officer and	October 3, 2008
Mark Goldwasser	Director (principal executive officer)

/s/ Leonard J. Sokolow	Vice Chairman of the Board, President	October 3, 2008
Leonard J. Sokolow	and Director

/s/ Christopher C. Dewey	Vice Chairman of the Board and	October 3, 2008
Christopher Dewey	Director

/s/ Marshall S. Geller	Director	October 3, 2008
Marshall S. Geller

/s/ Robert W. Lautz, Jr.	Director	October 3, 2008
Robert W. Lautz, Jr.

/s/ Jorge A. Ortega	Director	October 3, 2008
Jorge A. Ortega

	Director	October 3, 2008
Charles R. Modica

/s/ Alan B. Levin	Chief Financial Officer (principal	October 3, 2008
Alan B. Levin	accounting and financial officer)

EXHIBIT INDEX

5.1***	Opinion of Littman Krooks LLP as to the legality of the securities being registered.
23.1**	Consent of Marcum & Kliegman LLP.
23.2***	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.
23.3**	Consent of Sherb & Co., LLP.
24.1***	Power of Attorney, included in the signature page of this Registration Statement.

*     Compensatory agreements
**   Filed herewith
*** To be filed by amendment